FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-05

CSAIL 2017-C8 Commercial Mortgage Trust

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC (SEC FILE NO. 333-207361) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037

This free writing prospectus does not contain all information that is required to be included in the prospectus.
STATEMENT REGARDING ASSUMPTIONS AS TO
SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and neither Credit Suisse Securities (USA) LLC nor the other underwriters (collectively, the “Underwriters”) are soliciting any action based upon it.  This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time.  The information contained herein will be superseded by similar information delivered to you prior to the time of sale, including as part of the Preliminary Prospectus referred to herein relating to the CSAIL 2017-C8 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates (the "Offering Document").  The information supersedes any such information previously delivered.  The information should be reviewed only in conjunction with the entire Offering Document. All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document.  The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties. Such information is described elsewhere in the Offering Document.  The information contained herein will be more fully described elsewhere in the Offering Document.  The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value.  Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document in its entirety.   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Free Writing Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the Mortgage Loan Sellers.  Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein.  As such, no assurance can be given as to the appropriateness of the assumptions used in preparing the Computational Materials, or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  The Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.  Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods.  In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials.  The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials.  The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance. None of the Underwriters nor any of their respective affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Free Writing Prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

DESCRIPTION OF THE 85 BROAD STREET WHOLE LOAN

The following is a summary of the principal provisions of the 85 Broad Street Whole Loan. The 85 Broad Street Whole Loan is comprised of: (i) one promissory note in the original principal amount of $70,000,000, identified as “Note A-A-1”, (ii) one promissory note in the original principal amount of $20,000,000, identified as “Note A-A-2”, and collectively with the Note A-A-1, the “85 Broad Street Mortgage Loan”, (iii) the 85 Broad Street Trust Subordinate Companion Loan, evidenced by one promissory note in the original principal amount of $72,000,000, identified as “Note A-B”, (iv) one promissory note in the original principal amount of $79,000,000, identified as “Note A-A-3” or the “85 Broad Street Pari Passu Companion Loan”, (v) one promissory note in the original principal amount of $58,800,000, identified as “Note B-A” or the “85 Broad Street Non-Trust Senior Subordinate Companion Loan” (vi) and one promissory note in the original principal amount of $58,800,000, identified as “Note B-B” or the “85 Broad Street Non-Trust Junior Subordinate Companion Loan” (collectively with the Note B-A, the “85 Broad Street Non-Trust Subordinate Companion Loans”). Each of the 85 Broad Street Trust Subordinate Companion Loan, the 85 Broad Street Mortgage Loan, the 85 Broad Street Pari Passu Companion Loan and the 85 Broad Street Non-Trust Subordinate Companion Loans is individually referred to herein as a “Note” and collectively referred to herein as the “Notes”. The loans evidenced by the 85 Broad Street Pari Passu Companion Loan and the 85 Broad Street Non-Trust Subordinate Companion Loans will not be assets of the Issuing Entity. The 85 Broad Street Mortgage Loan, the 85 Broad Street Pari Passu Companion Loan, the 85 Broad Street Trust Subordinate Companion Loan and the 85 Broad Street Non-Trust Subordinate Companion Loans are collectively secured by the same mortgage on the 85 Broad Street Mortgaged Property. The 85 Broad Street Mortgage Loan, the 85 Broad Street Pari Passu Companion Loan, the 85 Broad Street Trust Subordinate Companion Loan and the 85 Broad Street Non-Trust Subordinate Companion Loans are collectively referred to as the “85 Broad Street Whole Loan”. On the Closing Date, the outstanding principal balance of the 85 Broad Street Whole Loan is expected to be $358,600,000. The holders of the 85 Broad Street Mortgage Loan, the 85 Broad Street Pari Passu Companion Loan, the 85 Broad Street Trust Subordinate Companion Loan and the 85 Broad Street Non-Trust Subordinate Companion Loans are subject to the terms of the Co-Lender Agreement described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The 85 Broad Street Whole Loan “ in the Preliminary Prospectus.

This summary does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, dated as of the Origination Date (as amended from time to time, the “85 Broad Street Loan Agreement”), among 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC (collectively and individually, as the context requires, the “Borrower”), and Natixis Real Estate Capital LLC (“Natixis” or the “Mortgage Loan Seller”), and the other documents executed by the Borrower and other applicable parties in connection with the origination of the 85 Broad Street Whole Loan (collectively, the “85 Broad Street Loan Documents”).

General

The 85 Broad Street Whole Loan was originated by the Mortgage Loan Seller on May 24, 2017 (the “Origination Date”). On the Closing Date, the Mortgage Loan Seller will assign the 85 Broad Street Trust Subordinate Companion Loan (including all interest that accrues on the 85 Broad Street Trust Subordinate Companion Loan from and after the Cut-off Date) to the Depositor and the Depositor will subsequently assign the 85 Broad Street Trust Subordinate Companion Loan to the Trust. On the Closing Date, the outstanding principal balance of the 85 Broad Street Trust Subordinate Companion Loan is expected to be $72,000,000. The 85 Broad Street Loan Documents provide that the Borrower is required to make monthly payments of interest as described therein. See “—Payments on the 85 Broad Street Whole Loan”.

The 85 Broad Street Whole Loan is a 10-year fixed-rate interest-only mortgage loan and is evidenced by the Notes, as described above, and is secured by the 85 Broad Street Mortgaged Property.

The following table sets forth summary information regarding each of the Notes that comprise the 85 Broad Street Whole Loan.

Note	Trust/Non-Trust	Subordinate To(1)	Original Principal Balance	Mortgage Rate
Note A-A-1	Other Trust Loan(2)	None	$70,000,000	3.41253%
Note A-A-2	Other Trust Loan(2)	None	$20,000,000	3.41253%
Note A-A-3	Non-Trust Loan	None	$79,000,000	3.41253%
Note A-B	Trust Loan	Note A-A-1, Note A-A-2 and Note A-A-3	$72,000,000	3.69300%
Note B-A	Non-Trust Loan	Note A-A-1, Note A-A-2, Note A-A-3 and Note A-B	$58,800,000	4.08000%
Note B-B	Non-Trust Loan	Note A-A-1, Note A-A-2, Note A-A-3, Note A-B and Note B-A	$58,800,000	4.60000%
Total/Wtd. Average			$358,600,000	3.77300%

(1)	Note A-A-1, Note A-A-2 and Note A-A-3 are pari passu in right of payment.

(2)	Other Trust Loan refers to mortgage loans included in the mortgage pool owned by the CSAIL 2017-C8 Commercial Mortgage Trust, other than the 85 Broad Street Trust Subordinate Companion Loan.

When describing the Notes in this offering circular:

(a)          Note A-A-1 and Note A-A-2 are collectively referred to as the “85 Broad Street Mortgage Loan;

(b)          Note A-A-3 is referred to as the “85 Broad Street Pari Passu Companion Loan”;

(c)          Note A-B is referred to as the “85 Broad Street Trust Subordinate Companion Loan”;

(d)          each of the Note B-A and Note B-B is individually referred to as a “B Note” and collectively referred to as the “85 Broad Street Non-Trust Subordinate Companion Loans;

(e)          each of the Note A-A-3 and the 85 Broad Street Non-Trust Subordinate Companion Loans is individually referred to as a “Non-Trust Note” and collectively referred to as the “Non-Trust Notes”; and

(f)           each of the 85 Broad Street Trust Subordinate Companion Loan, the 85 Broad Street Mortgage Loan, the 85 Broad Street Pari Passu Companion Loan and the 85 Broad Street Non-Trust Subordinate Companion Loans is individually referred to herein as a “Note”and collectively referred to as the “Notes”.

The 85 Broad Street Pari Passu Companion Loan and the 85 Broad Street Non-Trust Subordinate Companion Loans will not be assets of the Issuing Entity.

Security

The 85 Broad Street Whole Loan is secured by, among other things, all assets owned from time to time by the Borrower, including the 85 Broad Street Mortgaged Property, the revenues from the 85 Broad Street Mortgaged Property, and all other tangible and intangible property (including any collateral in connection with a defeasance) in respect of which the Natixis Real Estate Capital LLC (the “Lender”) is granted a cross-collateralized and cross-defaulted lien under the 85 Broad Street Loan Documents, and all proceeds of the foregoing.

Guaranty; Non-Recourse Provisions and Exceptions

On the Origination Date, ICR US LP, a Delaware limited partnership (the “Guarantor”), entered into a Guaranty of Recourse Obligations (the “Guaranty”) in favor of the Mortgage Loan Seller, pursuant to which the Guarantor agreed to absolutely, irrevocably and unconditionally guaranty to the Lender and its successors and assigns, the full, prompt and complete payment when due of the Borrower’s recourse liabilities under the 85 Broad Street Loan Agreement (the “Recourse Guaranty”).

The Recourse Guaranty includes any loss, damage, cost, expense, liability, claim or other obligation incurred by the Lender (including attorneys’ fees and costs reasonably incurred), arising out of or in connection with the following (collectively, “Borrower’s Recourse Liabilities”):

(i)          fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by the Borrower, the Borrower Representative, the Prime Manager, the sponsor or their respective affiliates or anyone acting at their direction (collectively, the “Borrower Group”);

(ii)         the breach of any representation, warranty, covenant or indemnification in any 85 Broad Street Loan Document concerning environmental laws or hazardous substances;

(iii)         material intentional physical waste or the removal or destruction of, or damage to, the 85 Broad Street Mortgaged Property (or any portion of the 85 Broad Street Mortgaged Property) caused by willful misconduct of any member of the Borrower Group;

(iv)         intentional misappropriation by any member of the Borrower Group of (x) any insurance proceeds paid by reason of any loss, damage or destruction to the 85 Broad Street Mortgaged Property, (y) any Award or payment received in connection with the condemnation or eminent domain proceeding affecting the 85 Broad Street Mortgaged Property, or (z) any rents (during the continuance of a Loan Event of Default) or security deposits under the 85 Broad Street Loan Documents, including, without limitation, the failure to deposit rents into the Clearing Account;

(v)         the forfeiture of the 85 Broad Street Mortgaged Property (or any portion thereof) due to criminal activity;

(vi)         failure to pay any charges (including, without limitation, charges for labor and materials) that create liens on the 85 Broad Street Mortgaged Property, failure to pay taxes, maintain required insurance, or pay insurance premiums for such policies, in each such case only to the extent that current revenue from the 85 Broad Street Mortgaged Property is sufficient to pay such costs (and, if the required sums have been deposited in escrow or reserve accounts, the Lender makes the escrowed or reserved funds available for their designated purpose to the extent the Lender is obligated to make such funds available to the Borrower in accordance with the 85 Broad Street Loan Agreement);

(vii)        the Borrower or any party holding a direct or indirect interest in the Borrower incurs additional indebtedness prohibited by the 85 Broad Street Loan Documents without the prior written consent of the Lender;

(viii)       the costs of the Lender’s enforcement of its rights and remedies under the Recourse Guaranty;

(ix)        the Borrower’s indemnifications of the Lender with respect to the securitization indemnification set forth in the 85 Broad Street Loan Agreement; and

(x)         a breach of the special purpose entity covenant set forth in the 85 Broad Street Loan Agreement, which breach is not cited by a bankruptcy court as the basis of an order by such court that results in the substantive consolidation of the Borrower with any affiliate in a bankruptcy action.

In addition, the 85 Broad Street Whole Loan will be fully recourse to the Borrower and the Guarantor, jointly and severally, upon (each, a “Springing Recourse Event”):

(i)          a pledge or transfer of the 85 Broad Street Mortgaged Property or any direct or indirect interest in the 85 Broad Street Mortgaged Property or a pledge or transfer of direct or indirect interest in the Borrower or a direct or indirect change in control of the Borrower, in each case without the prior consent of the Lender if such consent is required by the 85 Broad Street Loan Documents;

(ii)         a breach of the special purpose entity covenant set forth in the 85 Broad Street Loan Agreement which breach is cited by a bankruptcy court as the basis of an order by such court that results in the substantive consolidation of the Borrower with any affiliate in a bankruptcy action; or

(iii)         the occurrence of a Loan Event of Default due to an event set forth in clause (g) of the Loan Event of Default definition, and, with respect to such Loan Event of Default, either the Borrower, the Borrower Representative, the Guarantor or any Person owning an interest (directly or indirectly) in the Borrower, the Borrower Representative or the Guarantor causes such event or condition to occur (by way of example, but not limitation, such Person seeks the appointment of a receiver or files a bankruptcy petition), consents to, aids, solicits, supports, or otherwise cooperates or colludes to cause such condition or event or fails to contest such condition or event;

provided, however, that, in the event of the occurrence of a Springing Recourse Event described in clause (iii) above, and no other Springing Recourse Events, the Guarantor’s liability is limited to 15% of the original principal amount of the 85 Broad Street Whole Loan plus the Borrower’s Recourse Liabilities plus all costs, charges and expenses, including reasonable attorneys’ fees and disbursements, which may be incurred by the Lender in enforcing the covenants, agreements, obligations and liabilities of the Guarantor. Additionally, the Guarantor is required to maintain a net worth in excess of $100,000,000.

In the event that, as the result of the occurrence of one or more Permitted Transfers described in the definition of the term “Permitted Transfers” in “—Transfers and Assumptions” below, the initially named Guarantor either (i) no longer has the right to approve the Borrower’s incurrence of the Borrower’s Recourse Liabilities and Springing Recourse Events; (ii) no longer owns any direct or indirect interest in the Borrower; or (iii) is no longer able to satisfy the financial covenants set forth in the Recourse Guaranty, the Lender will permit the substitution of such initially named Guarantor with a substitute Guarantor (the “Substitute Guarantor”), provided that: (A) such Substitute Guarantor owns 20% or more of the equity interest in the Borrower and has the right to approve the Borrower’s incurrence of Borrower’s Recourse Liabilities and Springing Recourse Events; (B) on or prior to the date of such Permitted Transfer(s), such Substitute Guarantor will: (i) execute and deliver to the Lender a Recourse Guaranty (in the same form as the Recourse Guaranty delivered to the Lender by the initially named Guarantor on the Origination Date) pursuant to which, the Substitute Guarantor agrees to be liable under such Recourse Guaranty from and after the date of such Permitted Transfer(s) (whereupon the initially named Guarantor will be released from any further liability under the original Recourse Guaranty from acts that arise from and after the date of such Permitted Transfer); (ii) cause to be delivered by a reputable law firm a customary legal opinion as to the existence, good standing and authority of such Substitute Guarantor and the enforceability of its obligations under the Recourse Guaranty (in substantially the same form and substance as such opinions delivered to Lender on the Origination Date as to the initially named Guarantor); (iii) evidence, reasonably satisfactory to the Lender, that such Substitute Guarantor satisfies the financial covenants set forth in the Recourse Guaranty; and (iv) reimbursement to the Lender of costs and expenses incurred in connection with the substitution of the Guarantor. Such Substitute Guarantor will thereafter be the “Guarantor” for all purposes set forth in the 85 Broad Street Loan Agreement and the other 85 Broad Street Loan Documents.

“Borrower Representative” means 85 Broad Street REIT LLC, a Delaware limited liability company, or any replacement thereof in accordance with the terms of the 85 Broad Street Loan Agreement.

A “Person” is any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

The “Prime Manager” is 85 Broad Street Property Management LLC, a Delaware limited liability company, or any successor, assignee or replacement manager appointed by the Borrower in accordance with the 85 Broad Street Loan Agreement.

Payments on the 85 Broad Street Whole Loan

Payments of interest on the 85 Broad Street Whole Loan are required to be made on the 5th day of each calendar month (or if such date is not a business day, the immediately preceding business day), beginning on July 5, 2017 until and including the Maturity Date (each a “Loan Payment Date”); provided, however, that the Lender may elect once during the term of the 85 Broad Street Whole Loan, in its sole discretion, to change the date on which scheduled payments are due under the 85 Broad Street Whole Loan upon written notice thereof to the Borrower setting forth such changed date, in which event, upon the effective date of such notice, the Loan Payment Date shall be the date set forth in such notice.

On each Loan Payment Date, the Borrower will be required to pay to the Lender interest on the unpaid principal of each Note accrued at the Mortgage Rate during the Loan Interest Accrual Period immediately preceding such Loan Payment Date (the “Monthly Debt Service Payment Amount”) (including, from and after any partial defeasance, any payments received under any defeased note). The Monthly Debt Service Payment Amount will be applied first to accrued and unpaid interest.

Except during the continuance of a Loan Event of Default, all proceeds of any repayment, including any permitted prepayments, of the 85 Broad Street Whole Loan will be applied by the Lender in the following order of priority: first, accrued and unpaid interest on each Note at the Mortgage Rate; second, to principal; third, to any other amounts then due and owing under the 85 Broad Street Loan Documents, including the Yield Maintenance Premium (if such repayment or prepayment occurs prior to the Stated Maturity Date).

Allocations as between each of the Notes will be as specified in the Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The 85 Broad Street Whole Loan “ in the Preliminary Prospectus.

After the occurrence and during the continuance of a Loan Event of Default, each Note will bear interest at a per annum rate equal to the lesser of (i) the maximum rate permitted by applicable law or (ii) 5% above the Mortgage Rate, compounded monthly (the “Default Rate”).

If any principal, interest or any other sum due under the 85 Broad Street Loan Documents (other than the principal balance due and payable on the Maturity Date or on any other earlier date as a result of an acceleration of the 85 Broad Street Whole Loan) is not paid by the Borrower on the date on which it is due (after the expiration of any applicable grace or cure periods), the Borrower will be required to pay an amount equal to the lesser of 4% of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”). Any such amount will be secured by the 85 Broad Street Loan Documents to the extent permitted by law. See “—Prepayment” below.

The 85 Broad Street Whole Loan does not require regularly scheduled payments of principal prior to the Maturity Date. The outstanding principal balance of the 85 Broad Street Whole Loan, to the extent not prepaid, will be payable on the Maturity Date or such earlier date as may result from acceleration, together with all accrued and unpaid interest on the outstanding principal balance of the 85 Broad Street Whole Loan through the end of the Loan Interest Accrual Period preceding the Maturity Date and all other amounts then due under the 85 Broad Street Loan Documents.

The Borrower may prepay the 85 Broad Street Whole Loan in whole, but not in part, and any other amounts outstanding under the 85 Broad Street Whole Loan or any of the 85 Broad Street Loan Documents, without payment of the Yield Maintenance Premium or any other prepayment premium, penalty or fee, at any time on or after the Open Prepayment Date. See “—Prepayment “below.

In certain instances, the 85 Broad Street Whole Loan may be required to be prepaid in the event of a casualty or condemnation. See “—Risk Management—Casualty” and “—Risk Management—Condemnation”.

The “Loan Interest Accrual Period” means, with respect to any Loan Payment Date or any Distribution Date, the period commencing on (and including) the 5th day of the prior calendar month and ending on (and including) the 4th day of the next occurring calendar month. Notwithstanding the foregoing, in the event that the Lender elects to change the date on which scheduled payments under the 85 Broad Street Whole Loan are due, as described in the definition of “Loan Payment Date”, from and after the effective date of such election, each Loan Interest Accrual Period will commence on the day of each month in which such changed Loan Payment Date occurs and end on the day immediately preceding the following Loan Payment Date, as so changed.

The “Maturity Date” is the date on which the final payment of principal of the Note (or the defeased note, if applicable) becomes due and payable as therein provided, whether at the Loan Payment Date occurring in June 2027 (the “Stated Maturity Date”), by declaration of acceleration, or otherwise.

The “Mortgage Rate” is a rate of interest equal to 3.41253% per annum, with respect to the Note A-A-1, the Note A-A-2 and the Note A-A-3; 3.69300% per annum, with respect to the Note A-B; 4.08000% per annum with respect to the Note B-A; and 4.60000% with respect to the Note B-B.

The “Open Prepayment Date” is the Loan Payment Date in December 2026.

“Yield Maintenance Premium” means a prepayment fee equal to the greater of (i) 1% of the principal amount of the 85 Broad Street Whole Loan being prepaid and (ii) the product obtained by multiplying (A) the principal amount of the 85 Broad Street Whole Loan being prepaid, by (B) the excess (if any) of the Monthly Note Rate over the Assumed Reinvestment Rate, by (C) the Present Value Factor. The “Monthly Note Rate” means 1/12th of the applicable Mortgage Rate, expressed as a decimal calculated to five digits. The “Assumed Reinvestment Rate” means 1/12th of the yield rate equal to the lesser of (i) the yield on the U.S. Treasury issue (primary issue) with a maturity date closest to the Open Prepayment Date, or (ii) the yield on the U.S. Treasury issue (primary issue) with a term equal to the remaining average life of the 85 Broad Street Whole Loan (assuming prepayment in full on the Open Prepayment Date), with each such yield being based on the bid price for such issue as published in the Wall Street Journal on the date that is 14 days prior to the date of such prepayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield. The “Present Value Factor” means the factor that discounts to present value the costs resulting to Lender from the difference in interest rates during the months remaining between the date of prepayment and the Open Prepayment Date, using the Assumed Reinvestment Rate as the discount rate, with monthly compounding.

Approved Mezzanine Loan

At any time after the Closing Date, the Borrower has the one-time right, upon no less than 45 business days prior written notice to the Lender (the “Approved Mezzanine Loan Election”), to incur a loan (the “Approved Mezzanine Loan”) secured by a pledge of all of the direct ownership interests in the Borrower (or if Lender has created a new mezzanine loan pursuant to the 85 Broad Street Loan Agreement, the direct ownership interests in the Borrower Representative), provided that the following conditions precedent are satisfied (or otherwise waived by the Lender, in its sole and absolute discretion):

(a)         as of the date of the Approved Mezzanine Loan Election and as of the date the Approved Mezzanine Loan is advanced, no Loan Event of Default will have occurred and be continuing;

(b)         the Approved Mezzanine Loan will be conterminous with the Loan;

(c)         during the term of the Approved Mezzanine Loan, the Approved Mezzanine Loan will require (i) payments of interest accrued on the Approved Mezzanine Loan or (ii) payments of interest accrued on the Approved Mezzanine Loan and principal in accordance with an amortization schedule approved by the Lender;

(d)         as of the date the Approved Mezzanine Loan is advanced, the debt service coverage ratio of the Approved Mezzanine Loan is equal to or greater than 1.75x;

(e)         as of the date the Approved Mezzanine Loan is advanced, the loan-to-value ratio of the Approved Mezzanine Loan is no greater than 55.0%;

(f)          as of the date the Approved Mezzanine Loan is advanced, the debt yield of the Approved Mezzanine Loan is no less than 6.60%;

(g)         the Approved Mezzanine Loan will have a fixed rate of interest; provided, however, such Approved Mezzanine Loan will be permitted to have a floating rate of interest if such interest rate is hedged pursuant to an interest rate hedge with a hedge provider that has and maintains acceptable ratings in accordance with Rating Agency criteria;

(h)         the Approved Mezzanine Loan will be issued by an Approved Mezzanine Lender;

(i)          each Rating Agency will have issued a Rating Agency Confirmation with respect to the Approved Mezzanine Loan;

(j)          the loan documents evidencing and securing the Approved Mezzanine Loan (“Approved Mezzanine Loan Documents”) must be acceptable to Lender and must be satisfactory to the Rating Agencies;

(k)         the Approved Mezzanine Loan Lender will enter into an Intercreditor Agreement acceptable to Lender in its reasonable discretion and acceptable to the Rating Agencies;

(l)          the structure of the Approved Mezzanine Loan and the organizational structure of the borrower under the Approved Mezzanine Loan will be acceptable to the Lender in its discretion and acceptable to the Rating Agencies;

(m)        if requested by Lender, the Borrower will execute amendments to the 85 Broad Street Loan Documents requested by the Lender, to reflect the existence of such Approved Mezzanine Loan, provided that any such amendments or agreements will not alter the payment terms of the Loan set forth in the 85 Broad Street Loan Agreement or the other 85 Broad Street Loan Documents or adversely affect the Borrower or impose material additional obligations or liabilities upon the Borrower;

(n)         if required by the Lender or the Rating Agencies, the Borrower will deliver (i) a non-consolidation opinion and, if the 85 Broad Street Loan Documents are amended pursuant to the 85 Broad Street Loan Agreement, opinions regarding due execution and enforceability with respect to the 85 Broad Street Mortgaged Property, the Borrower and the 85 Broad Street Loan Documents, and such matters as the Lender may require, and (ii) revised organizational documents for the Borrower, which opinions and organizational documents must be satisfactory to the Lender and the Rating Agencies; and

(o)         all costs and expenses (including, without limitation, reasonable attorneys’ fees and any fees charged by the Rating Agencies), if any, incurred by the Lender in connection with the Approved Mezzanine Loan must be paid by the Borrower.

An “Approved Mezzanine Lender” is (a) any bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension advisory firm, mutual fund, debt fund, government entity or plan, investment company or institution substantially similar to any of the foregoing, provided in each case that such institution (i) satisfies the eligibility requirements set forth in the 85 Broad Street Loan Agreement; or (b) any other mezzanine lender that has been approved by the Lender in its sole discretion and the applicable Rating Agencies; provided that no affiliate of Borrower, Guarantor or the Key Principals may be an Approved Mezzanine Lender.

An “Intercreditor Agreement” means the agreement created in connection with any Approved Mezzanine Loan, between the Lender and the Approved Mezzanine Lender (as it may be amended, modified and/or supplemented from time to time) memorializing their relative rights and obligations with respect to the Loan, the Approved Mezzanine Loan, the Borrower, the Sole Member and the 85 Broad Street Mortgaged Property.

The “Key Principals” are Ivanhoé Cambridge, a Quebec corporation, and SITQ EU L.P., a Quebec limited partnership.

A “Rating Agency” is each of Standard & Poor’s Ratings Services, a division of The McGraw–Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), DBRS and Fitch, Inc. (“Fitch”) or any other nationally–recognized statistical rating organization to the extent any of the foregoing have been engaged by the Lender or its designee in connection with or in anticipation of any Secondary Market Transaction.

A “Secondary Market Transaction” is a sale, transfer or assignment or participation of the 85 Broad Street Whole Loan, the 85 Broad Street Loan Documents, and any or all servicing rights with respect thereto, or granting of participations therein or issuance of mortgage pass–through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement secured by or evidencing ownership interests in the Note and the security instrument.

Reserves

Required Repairs Reserve. The Borrower was not required to deposit any amount for required repairs as of the Origination Date because the total required repairs at the 85 Broad Street Mortgaged Property totaled less than $2,000,000.

Tax and Insurance Funds. On each Loan Payment Date during a Cash Management Period, the Borrower is required to pay (i) 1/12th of the real estate taxes that the Lender estimates will be payable during the next 12 months and (ii) 1/12th of the insurance premiums that the Lender estimates will be payable for the renewal of coverage, which amounts will be required to be transferred into an account (the “Tax and Insurance Subaccount“). Notwithstanding the foregoing, the Borrower will not be required to make the required monthly insurance deposit so long as the following conditions are satisfied: (i) no Loan Event of Default has occurred and is continuing; (ii) the policies maintained by the Borrower covering the 85 Broad Street Mortgaged Property comply with the terms of the 85 Broad Street Loan Agreement; (iii) the Borrower provides the Lender evidence of renewal of such policies; and (iv) the Borrower provides the Lender with paid receipts for the payment of the insurance premiums by no later than 10 business days prior to the expiration dates of such policies (clauses (i) through (iv), collectively, the “Acceptable Blanket Policy Escrow Waiver Conditions”). If the Borrower fails to comply with of the Acceptable Blanket Policy Escrow Waiver Conditions, the Borrower must commence making all monthly insurance deposits.

Capital Expense Funds. On each Loan Payment Date during a Cash Management Period, the Borrower is required to pay to the Lender an amount initially equal to $18,636 (the “Capital Reserve Monthly Deposit”), which amount will be required to be transferred into an account (the “Capital Reserve Subaccount“). Additionally, upon 30 days’ notice to the Borrower, the Lender, in its reasonable discretion, may reassess the amount of the Capital Reserve Monthly Deposit (based upon current underwriting standards).

Rollover Reserve. On each Loan Payment Date during a Cash Management Period, the Borrower is required to pay to the Lender an amount equal to $139,768 (the “Rollover Reserve Monthly Deposit”), which amount will be required to be transferred into an account (the “Rollover Reserve Subaccount“). In addition to the deposits described above, all payments received from tenants in connection with the early termination or cancellation of any leases, including fees, penalties and commission are required to be deposited into the Rollover Reserve Subaccount. If the Lender determines in its reasonable judgment that the funds in the Rollover Reserve Subaccount will be insufficient to pay (or in excess of) the amounts due or to become due for approved leasing expenses, the Lender may increase (or decrease) the monthly contribution required to be made by the Borrower to the Rollover Reserve Subaccount.

Operating Expense Subaccount. During a Cash Management Period, gross revenues from the 85 Broad Street Mortgaged Property are required to be transferred into a subaccount (the “Operating Expense Subaccount”) as provided in Section 3 of the 85 Broad Street Loan Agreement.

Casualty and Condemnation Subaccount. The Borrower will be required to pay, or cause to be paid, to the Lender all insurance proceeds or awards due to any casualty or condemnation in accordance with the provisions of the 85 Broad Street Loan Agreement, which amounts will be required to be transferred into an account (the “Casualty and Condemnation Subaccount“).

Cash Collateral Funds. If a Cash Management Period is continuing (other than a Cash Management Period caused solely by the existence of an Approved Mezzanine Loan), all amounts remaining in the account established by the Lender to receive rents and the TRS Lease Rents from the Clearing Bank during a Cash Management Period (the “Cash Management Account”), after making payments described in “—Cash Management—Property Cash Flow Allocation” below, if any, will be required to be paid to the Lender, which amounts will be required to be transferred by the Lender into an account (the “Cash Collateral Reserve Subaccount) to be held by the Lender as cash collateral for the 85 Broad Street Whole Loan.

Primary Tenant Reserves. If a Primary Tenant Sweep Period is continuing, all amounts remaining in the Cash Management Account after making payments described in “Cash Management—Property Cash Flow Allocation” below, will be deposited into the “Primary Tenant Reserve Subaccount” to be held as additional security for the debt.

Upfront Unfunded Lease Obligations Reserve. On the Origination Date, the Borrower paid to the Lender $8,170,739 to serve as additional security for the debt and the Lender transferred such amount to a subaccount (the “Upfront Unfunded Lease Obligations Reserve Subaccount”).

Upfront Free Rent Reserve. On the 5th day of every month commencing in July 2017 and ending in December 2017, the Borrower will pay to the Lender $43,748, to be held as additional security for the debt. The January 2018 deposit will be $2,822. Additionally, on the 5th day of July 2017 and August 2017, the Borrower will pay to the Lender $166,171 and $139,369, respectively, to be held as additional security for the debt (collectively with the funds in the previous sentence, the “Upfront Free Rent Funds”) and the Lender will cause such amount to be transferred to a subaccount (the “Upfront Free Rent Subaccount”). On each Loan Payment Date during a free rent period under a lease where an Upfront Free Rent is paid (an “Upfront Free Rent Lease”), (i) provided that no Cash Management Period (other than a Cash Management Period caused by an Approved Mezzanine Loan) is continuing and (ii) the applicable Upfront Free Rent Lease is in full force and effect with no defaults thereunder beyond applicable notice and cure periods, the Lender will release a portion of the Upfront Free Rent Funds equal to the monthly base rent due from the applicable tenant.

An “Acceptable Replacement Tenant” is a replacement tenant pursuant to leases entered into in accordance with the terms of the 85 Broad Street Loan Agreement.

A “Cash Management Period” will commence upon the Lender giving notice to the Borrower and Clearing Bank of the occurrence of any of the following: (i) a Loan Event of Default or (ii) the failure of the Borrower to maintain an underwritten DSCR of 1.20x for two consecutive calendar quarters; (iii) a Primary Tenant Sweep Period or (iv) an Approved Mezzanine Loan exists; and will be deemed to end if: (1) the Lender has waived or accepted cure of such Loan Event of Default and no other Loan Event of Default exists, (2) the 85 Broad Street Whole Loan has been prepaid in full, (3) the 85 Broad Street Whole Loan has been defeased in full, (4) to the extent the Cash Management Period was triggered by clause (ii) above, no monetary default or Loan Event of Default exists or has occurred and the underwritten DSCR is at least equal to 1.20x for two consecutive calendar quarters, and (5) to the extent the Cash Management Period was triggered by a Primary Tenant Sweep Period, the Primary Tenant Sweep Period is no longer continuing and no event that would trigger another Cash Management Period has occurred.

“Oppenheimer” is Viner Finance Inc., a Delaware corporation, together with its permitted successors or assigns, as tenant under the Oppenheimer Lease.

The “Oppenheimer Lease” is the lease, dated July 15, 2011, by and between 85 Broad Street LLC, a Delaware limited liability company, the Borrower’s predecessor-in-interest, as landlord, and Oppenheimer, as tenant, as amended by that certain First Amendment to Agreement of Lease, dated January 29, 2013, as further amended by that certain Second Amendment to Agreement of Lease, dated May 14, 2013, as the same may be further amended, modified, supplemented or replaced from time to time in compliance with the terms of such lease.

A “Primary Tenant” is either or both of Oppenheimer or WeWork, initially, and any replacement tenant pursuant to a lease entered into in accordance with the terms of the 85 Broad Street Loan Agreement thereafter.

The “Primary Tenant Lease” is, initially, either or both of the Oppenheimer Lease and the WeWork Lease, and thereafter any Qualified Replacement Lease demising greater than 160,000 square feet.

The “Primary Tenant Premises” are the space at the 85 Broad Street Mortgaged Property presently occupied by a Primary Tenant pursuant to the applicable Primary Tenant Lease.

The “Primary Tenant Reserve Subaccount” is, during a Primary Tenant Sweep Period, the account into which all amounts remaining in the Cash Management Account after making the payments described in “Flow of Property” below, will be deposited.

A “Primary Tenant Replacement Event” is, with regard to a Primary Tenant Lease subject to a Primary Tenant Sweep Trigger: (x) either (a) such Primary Tenant Lease has been terminated and the Borrower has entered into one or more Qualified Replacement Leases that, in the aggregate, demise all of the applicable Primary Tenant Premises, or (b) the renewal of the applicable Primary Tenant Lease for the entire Primary Tenant Premises in accordance with its terms as in existence on the Origination Date or otherwise on terms and conditions approved in writing by the Lender, such approval not to be unreasonably conditioned or withheld and (y) in either case, in the Lender’s judgment, sufficient funds have accumulated and remain on deposit in the Primary Tenant Reserve Subaccount (exclusive of any amounts on deposit attributable to the Primary Tenant Sweep Period Cure) to pay all Primary Tenant re-leasing costs with respect to a Qualified Replacement Lease or a renewal of a Primary Tenant Lease.

A “Primary Tenant Sweep Period” will (i) commence upon the occurrence of a Primary Tenant Sweep Trigger, and (ii) end, if ever, upon the occurrence of a Primary Tenant Sweep Period Cure.

A “Primary Tenant Sweep Period Cure” occurs (I) if the Primary Tenant Sweep Period commences (1) due to clause (i) or (ii) of the Primary Tenant Sweep Trigger definition below and a Primary Tenant Replacement Event has occurred; or (2) clause (iii) of the Primary Tenant Sweep Trigger definition below, then the Primary Tenant or any replacement tenant under a Qualified Replacement Lease re-opens for business for a continuous period not less than 3 months; (3) due to clause (iv) of the Primary Tenant Sweep Trigger definition, then if either (A) the default is cured and no other default (beyond any applicable notice and/or cure period) exists under the Primary Tenant Lease or (B) a Primary Tenant Replacement Event has occurred; (4) or pursuant to clause (v) of the Primary Tenant Sweep Trigger definition, then if either (A) the bankruptcy action is dismissed or the Primary Tenant Lease is affirmed, or (B) a Primary Tenant Replacement Event has occurred; or (II) if a Primary Tenant Sweep Period commences for any reason, the date on which the following amounts have accumulated in the Primary Tenant Reserve Subaccount (exclusive of amounts on deposit in such account due to the Primary Tenant Sweep Period Cure with respect to any other Primary Tenant Sweep Trigger): (i) $80.00 per square foot with respect to any portion of the applicable Primary Tenant Premises that has not been re-tenanted and (y) to the extent all or a portion of the applicable Primary Tenant premises has been demised to any replacement tenant pursuant to a Qualified Replacement Lease, in the Lender’s judgment, sufficient funds to cover all anticipated Primary Tenant re-leasing costs related to the space that has been re-tenanted and all the cost of landlord work required under such Qualified Replacement Lease.

A “Primary Tenant Sweep Trigger” is the earliest of (i) the earlier of 12 months prior to the (a) then-scheduled termination date of a Primary Tenant Lease and (b) the date any Primary Tenant’s renewal option expires, (ii) the termination, expiration or cancellation of, or Borrower’s receipt of notice of intent to effect a termination, cancelation or surrender of a Primary Tenant Lease, (iii) the date when any Primary Tenant vacates, surrenders or otherwise stops operating its business in all or substantially all of the 85 Broad Street Mortgaged Property, (iv) the date a Primary Tenant commits a default (beyond all notice, grace and cure periods), and (v) the date a Primary Tenant, its parent and/or guarantor becomes a debtor in bankruptcy.

A “Qualified Replacement Lease” is any lease demising all or any portion of the Primary Tenant Premises that is the subject of a Primary Tenant Sweep Trigger Event with an Acceptable Replacement Tenant and upon such terms and conditions as are approved in writing by the Lender, such approval not to be unreasonably conditioned, withheld or delayed.

The “TRS Lease” is collectively, (i) the lease agreement between the 85 Broad Street Property Owner LLC, as landlord, and 85 Broad Street TRS LLC, as tenant, with respect to the certain space at the 85 Broad Street Mortgaged Property presently subject to a lease in favor of LPQ 85 Broad, Inc. and (ii) the lease agreement between the 85 Broad Street Property Owner LLC, as landlord, and 85 Broad Street TRS LLC, as tenant, with respect to the amenity space and cafeteria at the 85 Broad Street Mortgaged Property, occupied by WeWork.

The “TRS Lease Rent” is all rent, basic rent, additional rent and other sums payable by 85 Broad Street TRS LLC to the 85 Broad Street Property Owner LLC under the TRS Lease.

“WeWork” is 85 Broad Tenant LLC, a New York limited liability company, together with its permitted successors or assigns, as tenant under the WeWork Lease.

The “WeWork Lease” is the lease, dated February 18, 2015, by and between 85 Broad Propco LLC, the Borrower’s predecessor-in-interest, as landlord, and WeWork, as tenant, as amended by that certain First Amendment to Agreement of Lease, dated September 11, 2015, as further amended by that certain Second Amendment to Agreement of Lease, dated September 13, 2016, as further amended by that certain Third Amendment to Agreement of Lease, dated September 27, 2016, as the same may be further amended, modified, supplemented or replaced from time to time in compliance with the terms of the lease.

Cash Management

Clearing Account

The Borrower has established and is required to maintain a clearing account (the “Clearing Account“) with a depository bank (the “Clearing Bank”) for the deposit of all rents from the 85 Broad Street Mortgaged Property. The Borrower is required to cause all rents to be transmitted directly by tenants of the 85 Broad Street Mortgaged Property into the Clearing Account. If the Borrower or the Prime Manager receives any gross revenues from the 85 Broad Street Mortgaged Property, then the Borrower or the Manager is required to deposit such amounts in the Clearing Account within one business day of receipt. All TRS Lease Rent will be paid on the Loan Payment Date under the TRS Lease directly by 85 Broad Street TRS LLC into the Clearing Account, provided, however, that pursuant to the terms of the TRS Lease, 85 Broad Street TRS LLC receives a credit toward the amount of the TRS Lease Rent due under the TRS Lease for any rents due from third-party tenants under a lease with 85 Broad Street TRS LLC as its “landlord”, which are deposited into the Clearing Account and to the extent that the 85 Broad Street TRS LLC deposits such rents into the Clearing Account, 85 Broad Street TRS LLC will receive such a credit.

Cash Management Account

As of the Origination Date, the Borrower also has established a cash management account (the “Cash Management Account“) pursuant to the cash management agreement, which Cash Management Account is required to be an Eligible Cash Management Account held in the name of the Borrower but controlled by, and pledged to, the Lender. During a Cash Management Period, amounts on deposit in the Clearing Account are required to be swept by the Cash Management Bank on a daily basis into the Cash Management Account and applied in accordance with the 85 Broad Street Loan Agreement and the cash management agreement.

The “Cash Management Bank“ means Wells Fargo Bank, N.A., or such other bank or depository selected by the Lender in its discretion.

An “Eligible Cash Management Account” means either (i) an account maintained with the Cash Management Bank or another depository institution or trust company; provided the short term unsecured debt obligations or commercial paper of such other depository institution or trust company are rated at least “A-1” (or equivalent) by S&P, Moody’s or Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days and the long term unsecured debt obligations of which are rated at least “A” (or equivalent) by S&P, Moody’s or Fitch) or (ii) a segregated trust account maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which institution or trust company is subject to regulations similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and is subject to federal and state authority.

Property Cash Flow Allocation

Order of Priority of Funds in Cash Management Account. The Borrower is required to cause all rents or TRS Lease Rents to be transmitted directly by tenants of the 85 Broad Street Mortgaged Property into the Clearing Account. If the Borrower or the Manager receives any rents from the 85 Broad Street Mortgaged Property, then the Borrower or the Manager is required to deposit such amounts in the Clearing Account within one business day of receipt.

Except during a Cash Management Period, funds in the Clearing Account are required to be disbursed to the Borrower. During the continuance of any Cash Management Period, funds deposited into the Clearing Account are required to be swept on a daily basis into the Cash Management Account.

Upon the end of a Cash Management Period, funds in the Cash Management Account and all subaccounts (except the required repairs reserve, if any, Casualty and Condemnation Subaccount, the Upfront Unfunded Lease Obligations Reserve Subaccount, the Upfront Free Rent Subaccount, and, the Primary Tenant Reserve Subaccount) will be remitted to the Borrower.

During a Cash Management Period, any rents or TRS Lease Rents deposited into the Cash Management Account up to and including the business day prior to a Loan Payment Date will be applied on such Loan Payment Date as follows in the following order of priority:

First, to make payments into the Tax and Insurance Subaccount;

Second, to the Cash Management Bank, any fees payable in connection with its serving in such capacity;

Third, to the Lender, funds sufficient to pay the Monthly Debt Service Payment Amount (plus, if applicable, interest at the Default Rate and all other amounts then due to the Lender under the 85 Broad Street Loan Documents);

Fourth, to make payments for Approved Operating Expenses;

Fifth, to make payments into the Capital Reserve Subaccount;

Sixth, to make payments into the Rollover Reserve Subaccount;

Seventh, after the consummation of a Secondary Market Transaction, to pay the pro rata portion of expenses incurred by the Borrower during such Secondary Market Transaction;

Eighth, if a Primary Tenant Sweep Period is continuing, any remaining funds in the Cash Management Account will be deposited into the Primary Tenant Reserve Subaccount;

Ninth, if an Approved Mezzanine Loan is outstanding, to pay an amount equal to the mezzanine loan debt service then due, if any; and

Lastly, during a Cash Management Period (other than a Cash Management Period caused solely by the existence of an Approved Mezzanine Loan) any excess amounts remaining after payment of the amounts described in clauses first through ninth above (“Excess Cash”) will be held in the Cash Collateral Reserve Subaccount if the Cash Management Period is caused solely by the existence of an Approved Mezzanine Loan, paid to the Borrower.

“Approved Operating Expenses” are, during a Cash Management Period, operating expenses incurred by the Borrower (without duplication between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC) which (i) are included in the approved operating budget for the current calendar month, (ii) are for increases in operating expenses above the applicable budgeted line item set forth in the initially-approved operating budget for such calendar year, not exceeding 7.5% per line item per month, (iii) are for unanticipated increases in real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the 85 Broad Street Mortgaged Property or (iv) have been approved by the Lender, such approval not to be unreasonably withheld or delayed so long as no Loan Event of Default exists. For the avoidance of doubt, any amounts payable by 85 Broad Street TRS LLC to 85 Broad Street Property Owner LLC under the TRS Lease shall not be approved operating expenses.

Application After a Loan Event of Default. Upon the occurrence of a default under the 85 Broad Street Loan Documents or a Loan Event of Default, the Lender may apply all funds deposited into the Cash Management Account and other proceeds of repayment in such order and in such manner as the Lender elects.

Property Management

As of the Origination Date, the 85 Broad Street Mortgaged Property was managed pursuant to the Prime Management Agreement, the Sub-Management Agreement and the Sub-Sub Management Agreement. The prime manager is 85 Broad Street Property Management LLC, a Delaware limited liability company and an affiliate of the Borrower (together with any successor, assignee or replacement manager appointed in accordance with the 85 Broad Street Loan Agreement, the “Prime Manager”). The sub-manager is Callahan Capital Properties, LLC (together with any successor, assignee or replacement manager appointed in accordance with the 85 Broad Street Loan Agreement, the “Sub-Manager”). The sub-sub manager is CBRE, Inc. (together with any successor, assignee or replacement manager appointed in accordance with the 85 Broad Street Loan Agreement, the “Sub-Sub Manager”).

Prohibition Against Termination or Modification. The Borrower is not permitted to (i) surrender, terminate or cancel (or permit the Prime Manager, the Sub-Manager or the Sub-Sub Manager to surrender, terminate or cancel) the Prime Management Agreement, the Sub-Management Agreement or the Sub-Sub Management Agreement or otherwise replace the Prime Manager, the Sub-Manager or the Sub-Sub Manager or enter into any other management agreement (except as described in
“—Replacement of Managers” below); (ii) reduce or consent to (or permit the Prime Manager, the Sub-Manager or the Sub-Sub Manager, as applicable, to consent to) the reduction of the term of the Prime Management Agreement, the Sub-Management Agreement or the Sub-Sub Management Agreement; (iii) increase or consent to the increase (or permit the Prime Manager, the Sub-Manager or the Sub-Sub Manager, as applicable, to increase or consent to the increase) of the amount of any charges under the Prime Management Agreement, the Sub-Management Agreement or the Sub-Sub Management Agreement; (iv) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release (or permit the Prime Manager, the Sub-Manager or the Sub-Sub Manager, as applicable, to otherwise modify, change, supplement, alter or amend in any material respect, or waive or release) any of such party’s rights and remedies under, the Prime Management Agreement, the Sub-Management Agreement or the Sub-Sub Management Agreement (other than extensions or renewals on substantially the same terms); or (v) suffer or permit the occurrence and continuance of a default by the Borrower beyond any applicable cure period under the Prime Management Agreement (or any successor management agreement) if such default permits the Prime Manager to terminate the Prime Management Agreement (or such successor management agreement); in each case without the Lender’s prior written consent. Notwithstanding the foregoing, the Borrower may at any time elect to eliminate the Prime Management Agreement and/or Sub-Management Agreement so long as a Qualified Manager described in clause (d), (f) or (h) of the definition of Qualified Manager below, continues to manage the 85 Broad Street Mortgaged Property (directly or under a sub-management agreement) and confirms to the Lender that its applicable management agreement remains in full force and effect; provided any such Qualified Manager shall execute and deliver a direct assignment and subordination of management agreement substantially in the form as the assignment and subordination of management agreement delivered by the Prime Manager to the Lender on the Origination Date.

A “Manager” is individually or collectively, as the context may require, the Prime Manager, the Sub-Manager and the Sub-Sub Manager.

The “Prime Management Agreement” is the management agreement(s) between the Borrower and the Prime Manager, pursuant to which the Prime Manager is to manage the 85 Broad Street Mortgaged Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the 85 Broad Street Loan Agreement.

The “Sub-Management Agreement” is the sub-management agreement(s) between the Prime Manager and the Sub-Manager pursuant to which Sub-Manager performs certain of the Prime Manager’s duties under the Prime Management Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the 85 Broad Street Loan Agreement.

The “Sub-Sub Management Agreement” is the sub-sub management agreement(s) between the Sub-Manager and the Sub-Sub Manager, pursuant to which the Sub-Sub Manager is to perform certain of the Sub-Manager’s duties under the Sub-Management Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the 85 Broad Street Loan Agreement.

A “Qualified Manager” is (a) Manager, (b) Sub-Manager, (c) Sub-Sub-Manager, (d) CBRE, Inc., (e) Callahan Capital Properties, LLC, (f) Jones Lang LaSalle, Cushman & Wakefield, or Newmark Grubb Knight Frank, (g) the affiliates of any of the foregoing, or (h) in the judgment of the Lender, a reputable and experienced management organization possessing experience in managing properties at least similar in size, scope, use and value as the 85 Broad Street Mortgaged Property, provided, that the Borrower shall have obtained (i) with respect to a manager described in clause (f), the Lender’s prior written consent to such manager, such consent not to be unreasonably withheld, delayed or conditioned, and (ii) if a Secondary Market Transaction has occurred, prior written confirmation from the applicable Rating Agencies that managing of the 85 Broad Street Mortgaged Property by such Person will not cause a downgrade, withdrawal or qualification of the then-current ratings of the securities or any class thereof. Any Qualified Manager shall be deemed a qualified submanager or sub-submanager.

Replacement of Managers. If at any time (i) the Prime Manager, the Sub-Manager or the Sub-Sub Manager are the subject of bankruptcy or other insolvency proceeding, (ii) a Loan Event of Default is continuing or (iii) any of Prime Manager, Sub-Manager or Sub-Sub Manager is in default under any Management Agreement, the Borrower will be required to, at the Lender’s request, terminate all or any of the Prime Management Agreement, the Sub-Management Agreement or the Sub-Sub Management Agreement and replace all or any of the Prime Manager, the Sub-Manager or the Sub-Sub Manager with a Qualified Manager acceptable to the Lender in the Lender’s discretion and the applicable Rating Agencies on terms and conditions satisfactory to the Lender and the applicable Rating Agencies. In addition, the Borrower may from time to time appoint a successor manager to manage the 85 Broad Street Mortgaged Property, which successor manager and Management Agreement will be required to be a Qualified Manager and approved in writing by the Lender in its discretion and the Rating Agencies. Borrower’s failure to appoint a Qualified Manager(s) within 30 days after the Lender’s request of the Borrower to terminate all or any of the Prime Manager, the Sub-Manager or the Sub-Sub Manager will be an immediate Loan Event of Default.

The “Management Agreement” means individually or collectively, as the context may require, the Prime Management Agreement, the Sub-Management Agreement and the Sub-Sub Management Agreement.

Prepayment

The Borrower is not permitted to voluntarily prepay the 85 Broad Street Whole Loan prior to the Loan Payment Date in June 2018. On or after the Loan Payment Date in June 2018 (the “Permitted Prepayment Date”), the Borrower is permitted to voluntarily prepay the 85 Broad Street Whole Loan, in whole but not in part, on not less than 10 business days’ notice; provided that no Loan Event of Default then exists and if any such prepayment occurs prior to the Payment Date in December 2026 (the “Open Prepayment Date”), the Borrower pays to the Lender the Yield Maintenance Premium. If any such payment is made on any date other than a Loan Payment Date prior to the Stated Maturity Date, such payment must be accompanied by a payment in an amount equal to all interest on the unpaid principal through the end of the Loan Interest Accrual Period during which such payment is made. The Borrower has the right to revoke any notice of prepayment given pursuant to the 85 Broad Street Loan Agreement upon written notice to the Lender at any time prior to the proposed prepayment date, so long as the Borrower pays the Lender’s actual, out-of-pocket expenses incurred in connection with such revocation to the Lender.

If all or any portion of the principal balance of the 85 Broad Street Whole Loan is paid to the Lender during the continuance of a Loan Event of Default, the Borrower will be required to pay a Yield Maintenance Premium on the amount of such payment.

Defeasance

So long as no Loan Event of Default exists (unless Defeasance would cure such Loan Event of Default), on any Loan Payment Date after the earlier of the third anniversary of the Origination Date and the two year anniversary of the “start-up day” of the REMIC trust holding the final portion of the 85 Broad Street Whole Loan to be securitized (such date, the “Defeasance Lockout Expiration Date”), the Borrower may voluntarily defease the entire outstanding principal balance of the 85 Broad Street Whole Loan (a “Full Defeasance”) or a portion of the outstanding principal balance of the 85 Broad Street Whole Loan (a “Partial Defeasance”) (any such Full Defeasance or Partial Defeasance, a “Defeasance”) upon the satisfaction of the following conditions:

(i)          the Borrower gives the Lender not less than 30 days prior written notice specifying a date (the “Defeasance Date”) on which a Defeasance Deposit (defined below) is to be made; provided, however, that the Borrower may revoke such notice at any time at least one business day prior to the Defeasance Date so long as the Borrower pays the Lender its actual, out-of-pocket costs incurred due to the revocation;

(ii)         payment to the Lender of all accrued and unpaid interest on the unpaid principal of the Notes to and including the Defeasance Date;

(iii)        payment to the Lender of all other sums, not including scheduled interest or principal payments, then due and payable under the Note and under the other 85 Broad Street Loan Documents;

(iv)        deliver to the Lender U.S. Obligations which provide payments that will meet the provisions of the 85 Broad Street Loan Agreement and payment to the Lender of any revenue,

documentary stamp or intangible taxes or any other tax or charge due in connection with the Defeasance (collectively, the “Defeasance Deposit”);

(v)          payment to the Lender of all costs and expenses incurred by the Lender in connection with such Defeasance, including reasonable attorneys’ fees;

(vi)         in the case of a Partial Defeasance, the execution and delivery by the Borrower of all necessary documents to amend and restate the Note A-A-1, Note A-A-2, Note A-A-3, Note A-B, Note B-A and Note B-B and issue twelve substitute notes for the Note A-A-1, Note A-A-2, Note A-A-3, Note A-B, Note B-A and Note B-B, six having principal balances equal to the defeased portion of the original Note A-A-1, Note A-A-2, Note A-A-3, Note A-B, Note B-A and Note B-B, respectively (collectively, the “Defeased Note”) and the other six having a principal balance equal to the undefeased portion of the original Note (collectively, the “Undefeased Note”). The Defeased Note and Undefeased Note will be required to have terms identical to the terms of each related Note, except for the principal balance and a pro rata allocation of the Monthly Debt Service Payment Amount. (After a Partial Defeasance, all references in the 85 Broad Street Loan Documents to the term “Note” will mean and be deemed to refer to the Undefeased Note, unless expressly provided to the contrary.) A Defeased Note cannot be the subject of any further Defeasance;

(vii)        delivery to the Lender of:

(A)          a security agreement, in form and substance satisfactory to the Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations (the “Security Agreement”;

(B)          a certificate of the Borrower certifying that the requirements set forth in the defeasance provisions of the 85 Broad Street Loan Agreement have been satisfied;

(C)          an opinion of counsel for the Borrower in form and substance satisfactory to the Lender stating, among other things, that (1) the Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations purchased by the Borrower and delivered to the Lender, that the Security Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms and that (2) any REMIC trust formed pursuant to a securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such defeasance;

(D)          a certificate from an accounting firm acceptable to the Lender which certifies that the U.S. Obligations are sufficient to satisfy the provisions of the 85 Broad Street Loan Agreement;

(E)          a Rating Agency Confirmation from each applicable Rating Agency with respect to such Defeasance; and

(F)          such other certificates, documents or instruments as the Lender may reasonably request.

To the extent the 85 Broad Street Trust Subordinate Companion Loan has been defeased, the 85 Broad Street Trust Subordinate Companion Loan will continue to be represented by Note A-B, which will be paid from the defeasance collateral and will not be collateralized by the 85 Broad Street Mortgaged Property.

“U.S. Obligations” means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which in each case are not subject to prepayment, call or early redemption.

Transfers and Assumptions

The 85 Broad Street Loan Documents generally prohibit the transfer, pledge or encumbrance of the 85 Broad Street Mortgaged Property or any direct or indirect interest in the Borrower other than a Permitted Transfer (as defined under “—Permitted Transfers” below) and as further described in this section.

Special Transfer of the Entire 85 Broad Street Mortgaged Property

The Borrower has the right, with the Lender’s prior written consent (not to be unreasonably withheld) to convey the 85 Broad Street Mortgaged Property in its entirety to a new borrower (the “Transferee Borrower”)(a “Special Transfer”), subject to the terms and full satisfaction of all of the following conditions:

(a)          no Default or Loan Event of Default has occurred and is continuing;

(b)          the Borrower has provided the Lender with not less than 45 days prior written notice, accompanied by all information concerning the Transferee Borrower as the Lender would require in evaluating an initial extension of credit to a borrower and such reasonable non-refundable application fee as required by the Lender; provided, however, subject to the Transferee Borrower’s satisfaction of all other requirements under the 85 Broad Street Loan Agreement, the Lender’s approval will be granted with respect to any Transferee Borrower that the Borrower demonstrates to the Lender’s satisfaction that it is a Qualified Transferee that is of good repute and has sufficient experience and expertise such that it is qualified to own a property of the nature, location and size of the 85 Broad Street Mortgaged Property;

(c)          the Borrower pays the Lender, concurrently with the closing of the Special Transfer, a non-refundable assumption fee in an amount equal to all out–of–pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Lender in connection with the Special Transfer plus an amount equal to (i) 0.10% of the then outstanding principal balance on the first such completed Special Transfer or (ii) 0.15% of the then outstanding principal balance on each completed Special Transfer thereafter;

(d)          the Transferee Borrower assumes all of the obligations of the Borrower under the 85 Broad Street Loan Agreement, the Notes and the other 85 Broad Street Loan Documents and, prior to or concurrently with the closing of such Special Transfer, the Transferee Borrower executes, without any cost or expense to the Lender, such documents and agreements as the Lender reasonably requires to evidence and effectuate said assumption and delivers such legal opinions as the Lender may require, including, without limitation a substantive non-consolidation opinion letter;

(e)          the Borrower and the Transferee Borrower execute and cause to be filed in such public records as the Lender deems appropriate, without any cost or expense to the Lender, new financing statements or financing statement amendments and any additional documents reasonably requested by the Lender;

(f)           the Borrower causes to be delivered to the Lender, without any cost or expense to the Lender, such endorsements to the Lender’s title insurance policy, property and liability insurance endorsements or certificates and other similar materials as the Lender may deem necessary at the time of the Special Transfer, all in form and substance satisfactory to the Lender, including, without limitation, an endorsement or endorsements to the Lender’s title insurance policy insuring the lien of the mortgage, extending the effective date of such policy to the date of execution and delivery (or, if later, of recording) of the assumption agreement referenced above in clause (d) above, with no additional exceptions (not otherwise permitted in the 85 Broad Street Loan Agreement or consented to by the Lender) added to such policy and insuring that fee simple title to the 85 Broad Street Mortgaged Property is vested in the Transferee Borrower;

(g)          the Borrower executes and delivers to the Lender, without any cost or expense to the Lender, a release of the Lender, its officers, directors, employees and agents, from all claims and liability relating to the transactions evidenced by the 85 Broad Street Loan Documents through and including the date of the closing of the Special Transfer, which agreement is required to be in form and substance satisfactory to the Lender;

(h)          such Special Transfer may not be construed so as to relieve the Borrower of any personal liability under the Notes or any of the other 85 Broad Street Loan Documents for any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer. The Borrower will be released from and relieved of any personal liability under the Notes or any of the other 85 Broad Street Loan Documents for any acts or events occurring or obligations arising after the closing of such Special Transfer which are not caused by or arising out of any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer;

(i)           such Special Transfer may not be construed so as to relieve the Guarantor of its obligations under any 85 Broad Street Loan Document, until a direct or indirect member, partner or shareholder of the Transferee Borrower approved by the Lender in its reasonable discretion (a “Successor Guarantor”) assumes the obligations of the Guarantor and executes such documents as may be required by the Lender to evidence such assumption. The Lender will approve the Successor Guarantor if it demonstrates to the Lender’s satisfaction that it is a domestic entity that controls the Borrower (or has the right to approve the Borrower’s incurrence of the Borrower’s Recourse Liabilities and Springing Recourse Events) and is of good repute with net worth and liquidity recourses consistent with then-customary requirements such that it is qualified to act as Successor Guarantor. The Guarantor will be released from and relieved of any of its obligations under any indemnity or guaranty executed in connection with the 85 Broad Street Whole Loan for any acts or events occurring or obligations arising after the closing of such Special Transfer which are not caused by or arising out of any acts or events occurring or obligations arising prior to or simultaneously with the closing of such Special Transfer;

(j)           The Transferee Borrower furnishes to the Lender all appropriate documents and instruments evidencing the Transferee Borrower’s capacity, good standing, the authority of the signers to execute the assumption of the 85 Broad Street Whole Loan and the 85 Broad Street Loan Documents and that Buyer is a special purpose entity, which documents and instruments will be required to include certified copies of all documents and instruments relating to the organization and formation of the Transferee Borrower and of the entities, if any, which are direct or indirect members, partners or shareholders of the Transferee Borrower, all of which will be satisfactory to the Lender;

(k)          the Transferee Borrower assumes the obligations of the Borrower under any management agreements pertaining to the 85 Broad Street Mortgaged Property, or cause the 85 Broad Street Mortgaged Property to be managed by a Qualified Manager and the new management agreement to satisfy the property management requirements of the 85 Broad Street Loan Agreement, as applicable;

(l)           the Transferee Borrower furnishes an opinion of counsel satisfactory to the Lender that the acquisition of the 85 Broad Street Mortgaged Property and the assumption of the 85 Broad Street Whole Loan and the 85 Broad Street Loan Documents by the Transferee Borrower and, to the extent applicable, the Successor Guarantor, was validly authorized, and duly executed and delivered, and constitutes the legal, valid and binding obligations of the Transferee Borrower and the Successor Guarantor, enforceable against each of them in accordance with their respective terms, and with respect to such other matters as the Lender may require; and

(m)         the Transferee Borrower provides the Lender with a fully executed copy of (1) a deed covering the 85 Broad Street Mortgaged Property, (2) a bill of sale covering the personal property constituting a part of the 85 Broad Street Mortgaged Property and (3) an assignment and assumption agreement in respect of the leases and the TRS Lease (unless the TRS Lease is being terminated in connection with such sale), in form and substance reasonably satisfactory to the Lender.

A “Qualified Transferee” is one or more of the following:

(a)          a real estate investment trust, bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, sovereign wealth fund, government entity or plan, provided that any such person referred to in this clause (a) satisfies the eligibility requirements set forth in the 85 Broad Street Loan Agreement;

(b)          an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such person referred to in this clause (b) satisfies the eligibility requirements set forth in the 85 Broad Street Loan Agreement;

(c)          an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the eligibility requirements set forth in the 85 Broad Street Loan Agreement;

(d)          an investment fund, hedge fund, opportunity fund, limited liability company, limited partnership or general partnership where a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate and satisfying the eligibility requirements set forth in the 85 Broad Street Loan Agreement or an entity that is otherwise a Qualified Transferee under clauses (a), (b) or (c) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a), (b) or (c) of this definition; or

(e)          any entity controlling, controlled by or under common control with any of the entities that is otherwise a Qualified Transferee under clauses (a), (b), (c) or (d) of this definition and at least 50% of the equity interests in such entity are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (a), (b), (c) or (d) of this definition.

Permitted Transfers

The following transfers (“Permitted Transfers”) are permitted under the 85 Broad Street Loan Documents and do not require consent, approval or confirmation of the Lender or any Rating Agency or other person, upon satisfaction of the following conditions:

(i)       a lease entered into or modified in accordance with the 85 Broad Street Loan Documents,

(ii)      a Special Transfer in accordance with the requirements described in “—Special Transfer of the Entire 85 Broad Street Mortgaged Property” above,

(iii)      a Permitted Encumbrance,

(iv)      (1) any pledge made pursuant to the Approved Mezzanine Loan Documents in accordance with the requirements of the 85 Broad Street Loan Agreement, and (2) any transfer occurring upon the foreclosure of, or other enforcement action with respect to such pledge, or delivery of an assignment in lieu of foreclosure in respect of such pledge, made pursuant to the Approved Mezzanine Loan Documents and in compliance with the Intercreditor Agreement, or

(v)       so long as no Loan Event of Default exists, (1) any direct or indirect transfer, other than the interests in the Borrower held by the Borrower Representative, to any Person, so long as following such transfer the Key Principals continue to own at least 51% of all direct or indirect equity interests of the Borrower and the Borrower Representative, (2) a direct or indirect transfer of interests in the Borrower, other than interest in the Borrower held by the Borrower Representative, to a Qualified Transferee, (3) any direct or indirect transfer between constituent entities of the Borrower or to create additional constituent entities (in each case, other than a transfer of the Borrower Representative’s interest in either Borrower), including without limitation, mergers, consolidations and other forms of business combinations or reorganizations, and the sale transfer, pledge, or issuance of shares in publicly-traded entities (including entities which upon such issuance will be publically traded entities) holding indirect interests in the Borrower or (4) an assignment and contribution of 100% of the initial Borrower Representative’s interest (or any subsequent Borrower Representative’s interest) in each Borrower to a special purpose entity that is 100% owned (directly or indirectly) by the preceding Borrower Representative (which will then constitute a “Borrower Representative” under the 85 Broad Street Loan Agreement);

provided that each of the following conditions is also required to be satisfied in connection with a transfer contemplated by the foregoing clauses (i), (ii), (iii) or (iv):

(A)          such transfer may not result in the Key Principals no longer possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of the Borrower or the Borrower Representative through the ownership of voting securities, by contract or otherwise,

(B)          after giving effect to such transfer, the Key Principals will continue to own at least 20% of all direct or indirect equity interests in the Borrower and the Borrower Representative, and the Borrower Representative continues to own, directly, 100% of all equity interests in the Borrower,

(C)          with respect to any transfer covered by clause (iv) above or clause (E) or (F) below, the Borrower will give the Lender notice of such transfer together with copies of all instruments effecting such transfer not less than 10 days prior to the date of such transfer,

(D)          the legal structure of the Borrower and its members and the single purpose nature and bankruptcy remoteness of the Borrower and its members after such transfer, will satisfy the Lender’s and the Rating Agencies’ then current applicable and requirements and “know your customer” requirements,

(E)          if any such transfer results in any Person and its affiliates that did not own in the aggregate 20% or more of the direct or indirect interests in the Borrower prior to such transfer owning 20% or more of the direct or indirect ownership interest in the Borrower, then as a condition precedent to such transfer, (1) such transferee may not have been subject to a proceeding or other action under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law within seven years prior to the date of such transfer, (2) such transferee may not have committed any felony or any crime of moral turpitude, and (3) if such transferee will, directly or indirectly, have consent rights (including major decision consent rights) with respect to the Borrower, then such transferee may not have commenced a lawsuit or any other action (including pursuant to a non-compulsory counterclaim or otherwise) against the Lender in the last three years, and

(F)           if such transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in the Borrower, the Borrower will have delivered to the Lender a new non-consolidation opinion reasonably satisfactory to the Lender, and if a Secondary Market Transaction has occurred, the Rating Agencies, along with evidence that any and all state and local real estate transfer tax due in connection with or as a result of such transfer has been paid in full.

“Permitted Encumbrances” means, collectively, (i) the liens and security interests created by the 85 Broad Street Loan Documents and, subject to the terms of the 85 Broad Street Loan Agreement, the Approved Mezzanine Loan Documents, (ii) all liens and other matters disclosed in the title insurance policies, (iii) liens, if any, for real estate taxes or other charges not yet due and payable and not delinquent, (iv) any workers’, mechanics’ or other similar liens on the 85 Broad Street Mortgaged Property provided that any such lien is bonded or discharged within 30 days after the Borrower first receives notice of such lien, (v) the TRS Lease and leases entered into in accordance with the 85 Broad Street Loan Agreement and (vi) such other title and survey exceptions as Lender approves in writing in the Lender’s discretion.

Additional Indebtedness

The Borrower is not permitted to directly or indirectly create, incur or assume any indebtedness other than (i) the 85 Broad Street Whole Loan, (ii) any Approved Mezzanine Loan, subject to the provisions of the 85 Broad Street Loan Agreement and (iii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the 85 Broad Street Mortgaged Property which do not exceed, at any time, a maximum amount of 1% of the original amount of the outstanding principal balance of the 85 Broad Street Whole Loan and are paid within 30 days of the date incurred (collectively, “Permitted Indebtedness”).

Alterations

The Borrower may, without the Lender’s consent, perform alterations to the “Improvements” (as defined in the 85 Broad Street Loan Documents) and equipment located at or on the 85 Broad Street Mortgaged Property which (i) do not constitute a Material Alteration, (ii) do not materially adversely affect the Borrower’s financial condition or the value or Net Operating Income of the 85 Broad Street Mortgaged Property and (iii) are in the ordinary course of the Borrower’s business. The Borrower may not perform any Material Alteration without the Lender’s prior written consent, which consent will not be unreasonably withheld or delayed; provided, however, that the Lender may, in its sole and absolute discretion, withhold consent to any alteration which is likely to result in a decrease of (x) Net Operating Income by 2.5% or more for a period of 90 days or longer or (y) underwritten DSCR by more than 10%. The Lender may, as a condition to giving its consent to a Material Alteration, require that the Borrower deliver to the Lender security for payment of the cost of such Material Alteration in an amount equal to 115% of the cost of the Material Alteration as estimated by the Lender. The Borrower will be required to reimburse the Lender upon demand for all out–of–pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by the Lender) incurred by the Lender in reviewing plans and specifications or in making any determinations necessary to implement the alterations provisions of the 85 Broad Street Loan Agreement.

A “Material Alteration” means any (i) individual alteration materially affecting the structural elements of the 85 Broad Street Mortgaged Property to any building system that would adversely affect the 85 Broad Street Mortgaged Property, or (ii) non-structural alteration the cost of which exceeds $17,930,000; provided, however, that in no event will any of the following constitute a Material Alteration: (a) any required repairs scheduled to the 85 Broad Street Loan Agreement, (b) any tenant improvement work performed pursuant to any lease existing on the Origination Date or entered into in accordance with the provisions of the 85 Broad Street Loan Agreement, or (c) alterations performed as part of a restoration.

Leases and Material Agreements

Leases

All renewals of leases and all proposed leases will be required to provide for rental rates and terms comparable to then-existing local market rates and will be required to be arm’s length transactions with bona fide, independent third-party tenants.

Approvals

The Borrower may not enter into a proposed Material Lease or a proposed renewal, extension or modification of an existing Material Lease or the assignment of a Material Lease without the prior written consent of the Lender, which consent may not, so long as no Loan Event of Default is continuing, be unreasonably withheld or delayed. The Borrower may not consent to a sublease of more than 40,000 square feet of the premises demised by a Material Lease without the prior consent of the Lender, which consent will not be unreasonably withheld or delayed and will be subject to the same consent restrictions as are applicable to other Material Leases.

So long as no Loan Event of Default is continuing, renewals, amendments and modifications of existing leases and proposed leases will not be subject to the prior approval of the Lender provided (i) the proposed lease would be a Minor Lease or the existing lease, as amended or modified, or the renewal lease is a Minor Lease, (ii) the lease will be written substantially in accordance with the standard form of lease which has been approved by Lender, subject to any commercially reasonable changes made in the course of negotiation with the applicable tenant, (iii) the lease as amended or modified or the renewal lease or series of leases or proposed lease or series of leases: (a) provides for net effective rental rates substantially comparable to then-existing local market rates, (b) has an initial term (together with all renewal options) of not less than three years or greater than 15 years; provided, however, that leases for less than 20,000 square feet may have terms for less than three years to the extent such leases, in the aggregate, do not exceed an excess of 150,000 square feet of the 85 Broad Street Mortgaged Property, (c) provides for automatic self–operative subordination to the mortgage and, at the Lender’s option (x) attornment to the Lender and (y) if the 85 Broad Street Mortgaged Property is located in a jurisdiction where the law provides for termination of leases that are subordinate to the lien of the mortgage of the Lender, the unilateral right by the Lender to subordinate the lien or the mortgage, and (d) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the 85 Broad Street Mortgaged Property), or any other provision which might adversely affect the rights of the Lender under the 85 Broad Street Loan Documents in any material respect.

The Borrower may not (i) modify any lease in a manner inconsistent with the 85 Broad Street Loan Documents; (ii) convey or transfer or suffer or permit a conveyance or transfer of the 85 Broad Street Mortgaged Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under leases; (iii) consent to any assignment of or subletting under any Material Lease unless required in accordance with its terms without the prior consent of the Lender, which, with respect to a subletting, may not, so long as no Loan Event of Default is continuing, be unreasonably withheld, conditioned or delayed; and (iv) not cancel or terminate any lease or accept a surrender thereof without the prior consent of the Lender, which consent may not, so long as no Loan Event of Default is continuing, be unreasonably withheld or delayed.

“Material Lease” means a lease which (i) when aggregated with all other leases at the 85 Broad Street Mortgaged Property with the same tenant and its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such leases, demises more than 80,000 rentable square feet, (ii) contains an option or preferential right to purchase all or any portion of the 85 Broad Street Mortgaged Property, (iii) is with an affiliate of Borrower, Guarantor or Manager as tenant or (iv) is entered into during the continuance of a Loan Event of Default.

“Minor Lease” means any lease that is not a Material Lease.

Risk Management

Insurance

The Borrower, at its sole cost, for the mutual benefit of the Borrower and the Lender, is required to obtain and maintain during the entire term of the 85 Broad Street Whole Loan, the following policies of insurance:

(a)          85 Broad Street Mortgaged Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including fire, lightning, flood (if applicable), earthquake (if applicable), windstorm/hail, vandalism, and malicious mischief, boiler and machinery and coverage for damage or destruction caused by “war”, if available, and the acts of terrorists, both foreign and domestic (or such policies may have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good insurance practices, from time to time are insured against for other property and buildings similar to the 85 Broad Street Mortgaged Property in nature, use, location, height, and type of construction. Terrorist insurance is required to cover the full replacement cost of the 85 Broad Street Mortgaged Property for as long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended or extended, “TRIPRA”) (or its equivalent) is available. If TRIPRA is not available, the Borrower is required to procure a limit of insurance equivalent to what is available in the market for a premium equal to 200% the “all risk” insurance premium prior to termination of such TRIPRA. The “all risk” insurance policy must also (A) provide coverage for “Ordinance or Law”, coverage for loss to the undamaged portion of the 85 Broad Street Mortgaged Property, demolition and increased cost of construction (which insurance for demolition and increased cost of construction may contain a sub–limit satisfactory to the Lender), (B) be in an amount equal to 100% of the then replacement cost of the Improvements without deduction for physical depreciation, and such amount as is necessary so that the insurer would not deem the Borrower a co–insurer under such policies, (C) having deductibles no greater than $25,000 per occurrence, (D) being paid annually in advance, (E) contain either no coinsurance or an agreed amount endorsement, (F) contain a replacement cost endorsement with a waiver of depreciation, and cover, without limitation, all tenant improvements and betterments that the Borrower is required to insure pursuant to any lease on a replacement cost basis. If the property insurance required by the foregoing is not obtained by blanket insurance policies, the insurance policy is required to be endorsed to also provide guaranteed building replacement cost of the Improvements and such tenant improvements in an amount to be subject to the consent of the Lender, which consent may not be unreasonably withheld, but in all events, not less than would be required to restore the 85 Broad Street Mortgaged Property following a casualty. If policy is written as part of a blanket, the Borrower will provide the Lender with a schedule of locations and values for properties in the same state associated with the blanket policy. The Lender will be named mortgagee and the Lender’s loss payee on a standard mortgagee endorsement.

(b)          Flood insurance if any part of the 85 Broad Street Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, in an amount at least equal to the lesser of: (a) the greater of (x) the then full replacement cost of the 85 Broad Street Mortgaged Property without deduction for physical depreciation and (y) the unpaid principal balance and (b) the maximum limit of coverage available under the National Flood Insurance Plan with respect to the 85 Broad Street Mortgaged Property; provided, however, that the Lender will be entitled to require flood insurance in amounts greater than the foregoing, in its discretion. If flood insurance is required, the maximum deductible allowable on the primary layer of coverage will be $25,000.

(c)          Public liability insurance, including terrorism, to be written on an occurrence basis with no deductible or self–insured retention (not to exceed $1,000 per occurrence on the Commercial General Liability Insurance), including (a) “commercial general liability insurance”, (b) “owned”, “hired” and “non-owned auto liability”; and (c) umbrella liability coverage for personal injury, bodily injury, death, accident and property damage, such insurance providing in combination not less than $1,000,000 per occurrence, not less than $2,000,000 in the annual aggregate and not less than $100,000,000 umbrella, each on a per location basis. If aggregate limits are shared with other locations, the coverage will include either (A) a “per location aggregate endorsement” or (B) the amount of umbrella liability insurance to be provided will not be less than $5,000,000 in excess of the umbrella coverage set forth in the preceding sentence. The policies described in this paragraph also include coverage for elevators, escalators, independent contractors, “contractual liability” (covering, to the maximum extent permitted by law, the Borrower’s obligation to indemnify the Lender as required under the 85 Broad Street Loan Agreement and the other 85 Broad Street Loan Documents), “products” and “completed operations liability” coverage.

(d)          Rental loss or business interruption insurance including terrorism (a) with the Lender being named as “Lender Loss Payee”, (b) in an amount equal to 100% of the projected gross revenues from the 85 Broad Street Mortgaged Property during the period of restoration but not less than 24 months; and (c) containing an extended period of indemnity endorsement of not less than 12 months which provides that after the physical loss to the 85 Broad Street Mortgaged Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of 36 months from the date that the 85 Broad Street Mortgaged Property is damaged, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such insurance is required to be increased from time to time during the term of the 85 Broad Street Whole Loan as and when the estimated or actual gross revenues from the 85 Broad Street Mortgaged Property increase.

(e)          To the extent such equipment exists on the 85 Broad Street Mortgaged Property, comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments that the Borrower is required to insure pursuant to the lease on a replacement cost basis or such other amount as approved by the Lender in its discretion.

(f)           Worker’s compensation insurance with respect to any employees of the Borrower, as required by any applicable law.

(g)          During any period of repair or restoration, builder’s “all–risk” insurance on a “Completed Value Basis” in an amount equal to not less than the full, completed insurable value of the 85 Broad Street Mortgaged Property, against such risks (including fire and extended coverage and collapse of the 85 Broad Street Mortgaged Property to agreed limits) as the Lender may request, in form and substance acceptable to the Lender, and consistent with the insurance requirements described in clause (i) above.

(h)          Such other insurance or higher limits on the 85 Broad Street Mortgaged Property or on any replacements or substitutions thereof or additions thereto as may from time to time be required by the Lender against other insurable hazards or casualties which at the time are commonly insured against in the case of property similarly situated including, without limitation, sinkhole, mine subsidence and environmental insurance, due regard being given to the height and type of buildings, their construction, location, use and occupancy.

All insurance provided for above is required to be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and is subject to the approval of the Lender as to form and substance, including amounts, form, deductibles, loss payees and insureds. Not less than 30 days prior to the expiration dates of the Policies theretofore furnished to the Lender, certificates of insurance evidencing the Policies (and copies of such Policies) accompanied by evidence satisfactory to the Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), are required to be delivered by the Borrower to the Lender. If the Borrower does not furnish such evidence and receipts at least 30 days prior to the expiration of any expiring Policy, then the Lender may, but will not be obligated to procure such insurance and pay the related Insurance Premiums, and the Borrower will be required to reimburse the Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate.

As of the Origination Date, the Borrower’s insurance coverage described under clause (a) above is through a blanket policy that satisfies the requirements of the 85 Broad Street Loan Agreement.

Unless otherwise approved by the Lender in writing in advance of placement, all Policies of insurance provided for in the 85 Broad Street Loan Agreement, are required to:

(i)       be issued by companies approved by the Lender and licensed and/or authorized to do business in the state, with a claims paying ability rating of “A” or better by S&P (and the equivalent by any other Rating Agency) and a rating of A:X or better in the current Best’s Insurance Reports;

(ii)      name the Lender and its successors or assigns as their interests may appear as the mortgagee (in the case of property insurance), “lender’s loss payee” (in the case of property insurance, including rent loss or business interruption insurance) and an additional insured (in the case of liability insurance);

(iii)     contain (in the case of property insurance) a “non–contributory standard mortgagee clause” and a “lender’s loss payable endorsement”, or their equivalents, naming the Lender as the person to which all payments made by such insurance company will be paid;

(iv)     contain provisions permitting the Borrower to waive its right of subrogation against the Lender;

(v)      unless the policy is a blanket policy, be assigned and the original thereof delivered to the Lender;

(vi)     contain such provisions as the Lender deems reasonably necessary or desirable to protect its interest, including (A) endorsements providing that neither the Borrower, the Lender nor any other party may be a co–insurer under the Policies, (B) that the Lender will receive at least 30 days’ prior written notice of cancellation of any of the property Policies, and when available, liability policies (provided, however, that if such notice provisions are not available in any of the liability policies, the Borrower will provide the required notice to the Lender), (C) an agreement whereby the insurer waives any right to claim any premiums and commissions against the Lender, provided that the policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (D) providing that the Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non–payment of premiums; and

(vii)     in the event any insurance policy (except for general public and other liability and workers compensation insurance) contains breach of warranty provisions, such policy is required to provide that with respect to the interest of the Lender, such insurance policy shall not be invalidated by and shall insure the Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by the Lender pursuant to any provision of the 85 Broad Street Loan Documents.

Casualty

If the 85 Broad Street Mortgaged Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), the Borrower will be required to give prompt notice thereof to the Lender. Following the occurrence of a Casualty, the Borrower, regardless of whether insurance proceeds are available, will be required to promptly proceed to restore, repair, replace or rebuild the 85 Broad Street Mortgaged Property in accordance with applicable legal requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction. If a Casualty covered by any of the Policies occurs where the loss does not exceed $5,000,000 and no Default or Loan Event of Default has occurred and is continuing, the Borrower may settle and adjust any claim (and collect the insurance proceeds with respect to) without the prior consent of the Lender; provided such adjustment is carried out in a competent and timely manner. With respect to any Casualty in which the Casualty loss equals or exceeds $5,000,000 the Lender may in its sole discretion settle and adjust any claim without the consent of the Borrower and agree with the insurer(s) on the amount to be paid on the loss.

Condemnation

The Borrower is required to promptly give the Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting the 85 Broad Street Mortgaged Property (a “Condemnation”) and is required to deliver to the Lender copies of any and all papers served in connection with such proceedings. The Lender has the exclusive power to collect, receive and retain any award of payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation. Notwithstanding of the foregoing, if a Condemnation occurs where the loss does not exceed $5,000,000, provided no Default or Loan Event of Default has occurred and is continuing, the Borrower may settle and adjust any claim without the prior consent of the Lender; provided such adjustment is carried out in a competent and timely manner and the Award is applied to the restoration of the 85 Broad Street Mortgaged Property (to the extent required for full restoration), and Borrower is hereby authorized to collect and receipt for the Award. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), the Borrower will be required to continue to pay the 85 Broad Street Whole Loan at the time and in the manner provided for in the 85 Broad Street Loan Documents and the 85 Broad Street Whole Loan will not be reduced until any Award has been actually received and applied by the Lender, after the deduction of expenses of collection, to the reduction or discharge of the debt. The Lender will not be limited to the interest paid on the Award by the condemning authority but will be entitled to receive out of the Award interest at the rate or rates provided in the Notes (or Undefeased Note, as the case may be). If the 85 Broad Street Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by the Lender of such Award, the Lender will have the right, whether or not a deficiency judgment on the Notes is recoverable or has been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the 85 Broad Street Whole Loan. The Borrower will cause any Award that is payable to the Borrower to be paid directly to the Lender, and the Lender will hold such Award in the Casualty and Condemnation Subaccount for disbursement in accordance with the 85 Broad Street Loan Agreement.

Following the occurrence of a Condemnation, the Borrower, regardless of whether an Award is available, is required to promptly proceed to restore, repair, replace or rebuild the 85 Broad Street Mortgaged Property (a “Restoration”) in accordance with applicable legal to requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.

Restoration

Following a Casualty or Condemnation, the following provisions will apply in connection with a Restoration:

If an insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than 25% of the fully insured total replacement cost, (ii) in the reasonable judgment of the Lender, following the Restoration, the underwritten debt service coverage ratio will be at least 1.35x, (iii) in the reasonable judgment of the Lender, the 85 Broad Street Mortgaged Property can be restored within the earliest to occur of (w) 18 months from the date of the insured Casualty or Condemnation, (x) 12 months from the date of the settlement of the claim with respect to such insured casualty or Condemnation, (y) six months before the Stated Maturity Date and (z) the expiration of the rental or business interruption insurance with respect thereto, to the 85 Broad Street Mortgaged Property’s pre-existing condition and utility as existed immediately prior to such insured casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the insured casualty or Condemnation, and after such restoration will adequately secure the 85 Broad Street Whole Loan and (iv) no Default or Loan Event of Default has occurred and is continuing, then the insurance proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by the Lender) will be applied to reimburse the Borrower for the cost of such Restoration. The Borrower is required to commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event will the Lender be obligated to apply the insurance proceeds or Award to reimburse the Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) the Borrower pays (and if required by the Lender, the Borrower deposits with the Lender in advance) all costs of such Restoration in excess of the net amount of the insurance proceeds or the Award to be made available pursuant to the terms of the 85 Broad Street Loan Agreement; and (y) the Lender has received evidence reasonably satisfactory to it that during the period of the Restoration, the gross revenues from the 85 Broad Street Mortgaged Property will be at least equal to the sum of the operating expenses and the scheduled interest payments due under the Notes with respect to the applicable period as reasonably determined by the Lender.

Except as described in the paragraph immediately above, any insurance proceeds or Award may, at the option of the Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Notes, (ii) the unpaid outstanding principal balance of the 85 Broad Street Whole Loan and (iii) other charges due under the Notes or any of the other 85 Broad Street Loan Documents or applied to reimburse the Borrower for the cost of any Restoration, in the manner described in the paragraph immediately below. Any such prepayment of the 85 Broad Street Whole Loan will be without any Yield Maintenance Premium, unless a Loan Event of Default has occurred and is continuing at the time the insurance proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event the Borrower will be required to pay to the Lender an additional amount equal to the Yield Maintenance Premium, if any, that may be required with respect to the amount of the insurance proceeds or Award applied to the unpaid outstanding principal balance of the 85 Broad Street Whole Loan. Upon application of any proceeds or Award that repays the debt in full, to the extent there is an Approved Mezzanine Loan outstanding, any surplus that remains must be paid to the Approved Mezzanine Lender if so required by the Approved Mezzanine Lender.

If the Borrower is entitled to reimbursement out of the insurance proceeds or an Award held by the Lender, such insurance proceeds or Award will be disbursed from time to time from the Casualty and Condemnation Subaccount upon the Lender being furnished with:

(i)       evidence satisfactory to the Lender of the estimated cost of completion of the Restoration,

(ii)      a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to the Lender,

(iii)     prior to the commencement of Restoration, all immediately available funds in addition to the insurance proceeds or Award that in the Lender’s judgment are required to complete the proposed Restoration,

(iv)     such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as the Lender may reasonably require and approve in Lender’s discretion, and

(v)      all plans and specifications and construction contracts for such Restoration, such plans and specifications and construction contracts to be approved by the Lender prior to commencement of any work.

The Lender may, at the Borrower’s expense, retain a consultant to review and approve all requests for disbursements, which approval will also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration may exceed 90% of the value of the work performed from time to time; funds other than the insurance proceeds or Award will be disbursed prior to disbursement of such insurance proceeds or Award; and at all times, the undisbursed balance of such insurance proceeds or Award remaining in the hands of the Lender, together with funds deposited for that purpose or irrevocably committed to the satisfaction of the Lender by or on behalf of the Borrower for that purpose, are required to be at least sufficient in the reasonable judgment of the Lender to pay for the cost of completion of the Restoration, free and clear of all liens or claims for lien. Provided no Default or Loan Event of Default then exists, any surplus that remains out of the insurance proceeds held by the Lender after payment of such costs of Restoration will be paid to the Borrower. Any surplus that remains out of the Award received by the Lender after payment of such costs of Restoration will, in the discretion of the Lender, be retained by the Lender and applied to payment of the 85 Broad Street Whole Loan or returned to the Borrower.

Notwithstanding the foregoing, if immediately following a release of any portion of the lien of the mortgage following a Condemnation (but taking into account any proposed Restoration of the remaining portion of the 85 Broad Street Mortgaged Property that remains subject to the lien), the ratio of the unpaid principal balance of the 85 Broad Street Whole Loan to the value of the remaining 85 Broad Street Mortgaged Property that remains subject to the lien is greater than 125% (such value to be determined, in the Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust, based solely on real property and excluding any personal property and going concern value, if any), the outstanding principal balance must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of the Lender’s costs and expenses and any other fees and expenses that have been approved by the Lender), (ii) the fair market value of the released property at the time of the release or (iii) an amount such that the loan-to-value ratio (as determined by the Lender) does not increase after the release unless the Lender receives an opinion of counsel that if such amount is not paid, the Trust will not fail to maintain its status as a REMIC trust as a result of the related release of such portion of the lien of the mortgage.

Annual Budget

Annual Budget

The Borrower is required to prepare and submit (or cause the Manager to prepare and submit) to the Lender by December 1st of each year during the term of the 85 Broad Street Whole Loan a proposed pro forma budget for the 85 Broad Street Mortgaged Property for the succeeding calendar year (the “Annual Budget”). During a Cash Management Period, such Annual Budget will be subject to the approval of the Lender (which approval may not be unreasonably withheld or delayed so long as no Loan Event of Default is continuing). Annual budgets (and any updates thereto) approved by the Lender are “Approved Annual Budget(s)”. Lender’s failure to approve or disapprove any Annual Budget or revision within seven business days after Lender’s receipt of the Annual Budget will be deemed to constitute Lender’s approval of such Annual Budget.

The annual budget is required to consist of (i) an operating expense budget showing, on a month–by–month basis, in reasonable detail, each line item of the Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain or increase any monthly payments required under the 85 Broad Street Loan Agreement, and (ii) a capital expense budget showing, on a month–by–month basis, in reasonable detail, each line item of anticipated capital expenses. The Borrower may, from time to time during a Cash Management Period, submit a modified Annual Budget for approval in which event the parties will repeat the foregoing approval process.

Financial Reporting

The Borrower is required to keep and maintain proper and accurate books and records, in accordance with GAAP, or any other accounting method, consistently applied, and the requirements of Regulation AB, if requested, reflecting the financial affairs of the Borrower and all items of income and expense in connection with the operation of the 85 Broad Street Mortgaged Property.

Monthly/Quarterly Reports

Within 45 days after the end of each calendar month or quarter, as applicable, the Borrower is required to deliver to the Lender:

(i)       monthly and year-to-date operating statements, noting Net Operating Income and other required information necessary and sufficient under GAAP or any other accounting method, consistently applied reflecting the financial position and results of operating of the 85 Broad Street Mortgaged Property during the applicable period;

(ii)      quarterly, a balance sheet for such calendar quarter;

(iii)     quarterly, a comparison of the budgeted income and expenses and the actual income and expenses for each quarter and year-to-date for the 85 Broad Street Mortgaged Property, together with a detailed explanation of any variances of 10% or more between budgeted and actual amounts for such period and year to date;

(iv)     quarterly, a statement of the actual capital expenses made by the Borrower during each calendar quarter as of the last day of such calendar quarter;

(v)      quarterly, a statement that the Borrower has not incurred any indebtedness other than as permitted under the 85 Broad Street Loan Agreement;

(vi)     quarterly, an aged receivables report; and

(vii)     quarterly, rent rolls identifying the leased premises, names of all tenants, units leased, monthly rental and all other charges payable under each lease, date to which paid, term of lease,

date of occupancy, date of expiration, material special provisions, concessions or inducements granted to tenants, and a year-by-year schedule showing by percentage the rentable area of the 85 Broad Street Mortgaged Property and the total base rent attributable to leases expiring each year, and a delinquency report for the 85 Broad Street Mortgaged Property.

Each monthly or quarterly financial statement is required to be accompanied by an officer’s certificate certifying (1) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the 85 Broad Street Mortgaged Property and has been prepared in accordance with GAAP or any other accounting method, consistently applied and (2) whether there exists a Default or a Loan Event of Default, and if so, the nature of such default, the period of time it has existed and the action being taken to remedy it.

“Net Operating Income” means, for any period, the actual net operating income of the 85 Broad Street Mortgaged Property (which does not include duplication of rents and TRS Lease Rents) after deducting therefrom deposits to (but not withdrawals from) any reserves required under the 85 Broad Street Loan Agreement.

Annual Reports

Within 90 days after each calendar year, the Borrower is required to deliver to the Lender annual financial statements audited by a “big four” accounting firm or another certified public accountant (accompanied by an unqualified opinion from such accounting firm or independent certified public accountant) and prepared in accordance with generally accepted accounting principles (“GAAP”) or any other accounting method, consistently applied, and containing balance sheets and statements of profit and loss for the Borrower and the 85 Broad Street Mortgaged Property in such detail as the Lender may reasonably request. Each such statement will be required to be in form and substance reasonably satisfactory to the Lender, set forth the financial condition and the income and expenses for the 85 Broad Street Mortgaged Property for the immediately preceding calendar year, including statements of Net Operating Income. Each annual financial statement is required to be accompanied by an officer’s certificate (1) certifying that such statement is true, correct, complete and accurate in all material respects and presents fairly the financial condition of the 85 Broad Street Mortgaged Property and has been prepared in accordance with GAAP or any other accounting method, consistently applied and (2) whether there exists a Default or Loan Event of Default, and if so, the nature of such default, the period of time it has existed and the action then being taken to remedy it.

Other Reports

The Borrower is required to deliver to the Lender, within 10 business days of request, such further detailed information with respect to the operation of the 85 Broad Street Mortgaged Property and the financial affairs of the Borrower, the Borrower Representative or the Manager as may be reasonably requested by the Lender or any Rating Agency.

Breach

If the Borrower fails to provide to the Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required under the financial reporting provisions of the 85 Broad Street Loan Agreement within 30 days after the date upon which such Required Record is due, the Borrower will be required to pay to the Lender, at the Lender’s option and in its discretion, an amount equal to $1,500 for each Required Record that is not delivered; provided that the Lender has given the Borrower at least 15 days prior notice of such failure. In addition, 30 days after the Borrower’s failure to deliver any Required Records, the Lender will have the option, upon 15 days’ notice to the Borrower to gain access to the Borrower’s books and records and prepare or have prepared at the Borrower’s expense, any Required Records not delivered by the Borrower.

Representations and Warranties

The Borrower made the representations and warranties in the 85 Broad Street Loan Agreement set forth in Exhibit D to this offering circular as of the Origination Date.

SPE Covenants

Each Borrower has made certain single-purpose entity (“Special Purpose Entity”) covenants under the 85 Broad Street Loan Agreement, including without limitation, as follows:

The Borrower has represented and warranted to, and covenanted with, the Lender that it is a limited liability company organized under the laws of the State of Delaware which at all times since the date of its formation and at all times during the term of the 85 Broad Street Whole Loan:

(i)          was and will be organized solely for the purpose of (A) owning the 85 Broad Street Mortgaged Property or (B) acting as a general partner of the limited partnership that owns the 85 Broad Street Mortgaged Property or member of the limited liability company that owns the 85 Broad Street Mortgaged Property;

(ii)         has not engaged and will not engage in any business unrelated to (A) the ownership of the 85 Broad Street Mortgaged Property, (B) acting as general partner of the limited partnership that owns the 85 Broad Street Mortgaged Property or (C) acting as a member of the limited liability company that owns the 85 Broad Street Mortgaged Property, as applicable;

(iii)         has not had and will not have any assets other than those related to the 85 Broad Street Mortgaged Property or its partnership or member interest in the limited partnership or limited liability company that owns the 85 Broad Street Mortgaged Property, as applicable;

(iv)         to the fullest extent permitted by law, has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by the 85 Broad Street Loan Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to any of the matters set forth under this “SPE Covenants” section;

(v)         if such entity is a limited liability company other than a single member limited liability company, has and will have as its only managing member a special purpose entity that is a corporation;

(vi)         has and will have articles of organization, a certificate of formation or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority–in–interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority–in–interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the 85 Broad Street Mortgaged Property without the consent of the applicable Rating Agencies for as long as the 85 Broad Street Whole Loan is outstanding;

(vii)        has not, and without the unanimous consent of all of its partners, directors or members (including any Independent Director or Independent Manager), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest, take any Bankruptcy Action;

(viii)       has maintained and will intend to maintain adequate capital in light of its contemplated business operations; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of the Borrower to make any additional capital contributions to the Borrower;

(ix)        has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(x)         other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC, has maintained and will maintain its books, records, resolutions and agreements as official records separate from any other Person (to the extent it is required to file a tax return under applicable law);

(xi)        has maintained and will maintain its books, records, resolutions and agreements as official records separate from any other Person other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC;

(xii)        has not commingled and will not commingle its funds or assets with those of any other Person (other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC);

(xiii)       has held and will hold its assets in its own name (other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC);

(xiv)       has conducted and will conduct its business in its name only (other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC), and has not and will not use any trade name;

(xv)        has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;

(xvi)       has paid and will pay its own liabilities, including the salaries of its own employees, out of its own funds and assets, other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC;

(xvii)      has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(xviii)      has maintained and will maintain an arm’s–length relationship with its “Affiliates” (as defined in the 85 Broad Street Loan Agreement) other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC;

(xix)       (a) if such entity owns the 85 Broad Street Mortgaged Property, has and will have no indebtedness other than the Permitted Indebtedness, or (b) if such entity acts as the general partner of a limited partnership which owns the 85 Broad Street Mortgaged Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the 85 Broad Street Mortgaged Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 30 days of the date incurred; or (c) if such entity acts as a managing member of a limited liability company which owns the 85 Broad Street Mortgaged Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the 85 Broad Street Mortgaged Property which (1) do not exceed, at any time, $10,000 and (2) are paid within 30 days of the date incurred;

(xx)       has not and will not assume or guarantee or become obligated for the debts or obligations of any other Person or hold out its credit or assets as being available to satisfy the debts or obligations of any other Person except for the 85 Broad Street Whole Loan and other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC;

(xxi)       has not and will not acquire obligations or securities of its partners, members or shareholders;

(xxii)       has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks bearing its own name;

(xxiii)     except in connection with the 85 Broad Street Whole Loan, has not pledged and will not pledge its assets for the benefit of any other Person;

(xxiv)     other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC, has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;

(xxv)      has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxvi)     has not made and will not make loans to any Person;

(xxvii)    has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

(xxviii)    has not entered into or been a party to, and will not enter into or be a party to, any transaction, contract or agreement with its partners, members, shareholders or Affiliates except (a) other than as between 85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC or (b) in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s–length transaction with an unrelated third party;

(xxix)     has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the debt is insufficient to pay such obligation;

(xxx)      to the fullest extent permitted by law, will consider the interests of such entity, including its creditors, in connection with all corporate, partnership or limited liability company actions, as applicable;

(xxxi)     has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of:

(A)    a board of one or more managers designated by the sole member of the Single Member Bankruptcy Remote LLC (the “Sole Member” ), and at all times will have at least one duly appointed Independent Manager on the board of managers, and the board of managers will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of managers unless, at the time of such action there is at least one member of the board of managers who is an Independent Manager, and all of the managers and the Independent Manager will have participated in such vote; or

(B)    the Sole Member, provided that at all times there shall be at least one Independent Manager designated by the Sole Member and the operating agreement provides that the Sole Member will not take any Bankruptcy Actions without the affirmative vote of the Independent Managers;

(xxxii)    has and will have an operating agreement which provides that, as long as any portion of the debt remains outstanding:

(A)    upon the occurrence of any event that causes the Sole Member to cease to be a member of the Borrower (other than (x) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the 85 Broad Street Loan Documents, or (y) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the 85 Broad Street Loan Documents), the Independent Manager will, without any action of any Person and simultaneously with the Sole Member ceasing to be a member of the Borrower, automatically be admitted as the sole member of Borrower (the “Special Member”) and will preserve and continue the existence of the Borrower without dissolution;

(B)    no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to the Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Manager; and

(C)    except as expressly permitted pursuant to the terms of the 85 Broad Street Loan Agreement, the Sole Member may not resign and no additional member will be admitted to the Borrower;

(xxxiii)   has and will have an operating agreement which provides that, as long as any portion of the debt remains outstanding:

(A)    the Borrower will be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of the Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of the Borrower in the Borrower unless the business of the Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18–802 of the Act;

(B)    upon the occurrence of any event that causes the last remaining member of the Borrower to cease to be a member of the Borrower or that causes the Sole Member to cease to be a member of the Borrower (other than (x) upon an assignment by the Sole Member of all of its limited liability company interest in the Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of the Borrower and the 85 Broad Street Loan Documents, or (y) the resignation of the Sole Member and the admission of an additional member of the Borrower, if permitted pursuant to the organizational documents of the Borrower and the 85 Broad Street Loan Documents), to the fullest extent permitted by law, the personal representative of such member will be authorized to, and will, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Borrower, agree in writing to continue the existence of the Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in the Borrower;

(C)    the bankruptcy of the Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of the Borrower and upon the occurrence of such an event, the business of the Borrower will continue without dissolution;

(D)    in the event of dissolution of the Borrower, the Borrower will conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Borrower in an orderly manner), and the assets of the Borrower will be applied in the manner, and in the order of priority, set forth in Section 18–804 of the Act; and

(E)    to the fullest extent permitted by law, each of the Sole Member and the Special Members will irrevocably waive any right or power that they might have to cause the Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Borrower, to compel any sale of all or any portion of the assets of the Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Borrower.

“Independent Director” means in the case of a corporation, a natural person who, for the five year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not, directly or indirectly:

(i)          an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the corporation or any of its Affiliates (other than his or her service as an Independent Director of the corporation),

(ii)         a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the corporation or any of its shareholders or Affiliates (other than his or her service as an Independent Director if such Person has been provided by a nationally–recognized company that provides professional independent directors),

(iii)        a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or

(iv)         any member of the immediate family (including a grandchild or sibling) of a person described in clauses (i), (ii) or (iii) immediately above. A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as an Independent Director of the corporation because such person is an independent director of a “Special Purpose Entity” affiliated with the corporation that does not own a direct or indirect equity interest in the corporation or any entity that is a co–borrower with the corporation if such individual is an independent director provided by a nationally–recognized company that provides professional independent directors.

“Independent Manager” means in the case of a limited liability company, (a) a member that is a single purpose entity, (b) a single purpose entity that is not a member or (c) a natural person who, for the five (5) year period prior to his or her appointment as Independent Manager is not, directly or indirectly:

(i)          an employee, manager, stockholder, director, member, partner, officer, attorney or counsel of the limited liability company or any of its Affiliates (other than his or her service as an Independent Manager or Special Member of the limited liability company),

(ii)         a creditor, customer of, or supplier or other Person who derives any of its purchases or revenues from its activities with the limited liability company or any of its members or Affiliates (other than his or her service as an Independent Manager if such Person has been provided by a nationally–recognized company that provides professional independent managers),

(iii)        a Person controlling or under common control with any such employee, manager, stockholder, director, member, partner, officer, attorney, counsel, customer, supplier or other Person, or

(iv)        any member of the immediate family (including grandchildren or siblings) of a person described in clauses (i), (ii) or (iii) immediately above. A natural person who otherwise satisfies the foregoing definition shall not be disqualified from serving as an Independent Manager of the limited liability company because such person is an independent manager of a “Special Purpose Entity” affiliated with the limited liability company that does not own a direct or indirect equity interest in the limited liability company or any entity that is a co–borrower with the limited liability company if such individual is an independent manager provided by a nationally–recognized company that provides professional independent managers.

“Bankruptcy Action” means, with respect to any Person, if such Person:

(i)          makes an assignment for the benefit of creditors;

(ii)           files a voluntary petition in bankruptcy;

(iii)          is adjudicated a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings;

(iv)          consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(v)           files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding;

(vi)          seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties;

(vii)         120 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed;

(viii)         within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated; or

(ix)          takes any action in furtherance of any of the foregoing.

Other Covenants of the Borrower

The Borrower is required to comply with certain covenants including, without limitation, to comply in all material respects with all legal requirements, insurance requirements and all material contractual obligations by which the Borrower is legally bound.

Loan Events of Default

Events of default under the 85 Broad Street Loan Documents (each a “Loan Event of Default” ) include, with respect to the 85 Broad Street Whole Loan and the Borrower, the following:

(a)          any portion of the debt is not paid when due or any other amount described under “Cash Management—Property Cash Flow Allocation” is not paid in full when due (unless during any Cash Management Period, sufficient funds are available in the relevant subaccount on the applicable date);

(b)          any of the Taxes are not paid when due (unless the Lender is paying such Taxes pursuant to the cash management provisions of the 85 Broad Street Loan Agreement), subject to the Borrower’s right to contest real property taxes in accordance with the 85 Broad Street Loan Agreement;

(c)          the Policies are not kept in full force and effect, or are not delivered to Lender upon request;

(d)          a transfer other than a Permitted Transfer occurs;

(e)          any representation or warranty made in any 85 Broad Street Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by the Borrower or the Guarantor in connection with any 85 Broad Street Loan Document, is false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that such breach will not constitute a Loan Event of Default if (i) such breach was unintentional and will not have a material adverse effect, and (ii) the Borrower cures such breach within the earlier of 30 days after (x) written notice by Lender and (y) the date the Borrower or any member of the “Borrower Group” (as defined in the 85 Broad Street Loan Agreement) obtains actual knowledge that such representation or warranty is false or misleading;

(f)          the Borrower, the Borrower Representative or the Guarantor (i) makes an assignment for the benefit of creditors or (ii) is generally not be paying its debts as they become due;

(g)          a receiver, liquidator or trustee is appointed for the Borrower, the Borrower Representative or the Guarantor; or the Borrower, the Borrower Representative or the Guarantor is adjudicated a bankrupt or insolvent; or any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in by, the Borrower, the Borrower Representative or the Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of the Borrower, the Borrower Representative or the Guarantor will be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by the Borrower, the Borrower Representative or the Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within 60 days;

(h)          a breach of any covenant contained in certain specifically referenced sections of the 85 Broad Street Loan Agreement containing covenants relating to property management, special purpose entity, change in business or operation of 85 Broad Street Mortgaged Property, certain prohibited actions or prohibited transfers provisions of the 85 Broad Street Loan Agreement;

(i)          except as expressly permitted under the 85 Broad Street Loan Agreement, the material alteration, improvement, demolition or removal of all or any of portion of the 85 Broad Street Mortgaged Property without the prior written consent of the Lender or the physical waste of any portion of the 85 Broad Street Mortgaged Property;

(j)          a Loan Event of Default as defined or described elsewhere in the 85 Broad Street Loan Agreement or in any other 85 Broad Street Loan Document occurs; or any other event occurs or condition exists, if the effect of such event or condition is to accelerate or to permit the Lender to accelerate the maturity of any portion of the 85 Broad Street Whole Loan;

(k)          a default occurs under any term, covenant or provision set forth in the 85 Broad Street Loan Agreement or in any other 85 Broad Street Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;

(l)          any of the assumptions contained in any substantive non–consolidation opinion, delivered to the Lender by the Borrower’s counsel in connection with the 85 Broad Street Whole Loan or otherwise under the 85 Broad Street Loan Agreement, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect;

(m)         a default is continuing under any of the other terms, covenants or conditions of the 85 Broad Street Loan Agreement or any other 85 Broad Street Loan Document, for 10 days after notice to the Borrower (or the Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from the Lender in the case of any other default; provided, however, that if such non–monetary default is susceptible of cure but cannot reasonably be cured within such 30 day period, and the Borrower (or the Guarantor, if applicable) have commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period shall be extended for an additional period of time as is reasonably necessary for the Borrower (or the Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed 60 days; or

(n)         the Borrower fails to comply fully, completely and timely with the covenants and agreements set forth in Article 9 of the 85 Broad Street Loan Agreement and does not cure such failure within 10 days after written notice from the Lender.

Expense Reimbursement

Pursuant to the 85 Broad Street Loan Agreement, the Borrower will be required to pay any fees and expenses of the servicer and any reasonable third-party fees and expenses, including, without limitation, special servicing fees, work-out fees, liquidation fees, attorney’s fees and disbursements and other fees and expenses in connection with a prepayment, release of the 85 Broad Street Mortgaged Property, approvals under the 85 Broad Street Loan Documents requested by the Borrower, assumption of the Borrower’s obligations or modification of the 85 Broad Street Whole Loan, special servicing or work-out of the 85 Broad Street Whole Loan or enforcement of the 85 Broad Street Loan Documents.

Except as otherwise expressed in the 85 Broad Street Loan Documents, the Borrower will be required to reimburse the Lender upon receipt of notice from the Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Lender in connection with the 85 Broad Street Whole Loan, including (i) the costs of furnishing all opinions by counsel for the Borrower; (ii) the Borrower’s and the Lender’s ongoing performance under and compliance with the 85 Broad Street Loan Documents, including confirming compliance with environmental and insurance requirements; (iii) the negotiation, preparation, execution and delivery of any consents, amendments, waivers or other modifications of or under any 85 Broad Street Loan Document and any other documents or matters requested by the Borrower; (iv) filing and recording of any 85 Broad Street Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of the Lender’s liens in the 85 Broad Street Mortgaged Property and the related accounts (including fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and the Lender’s consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting the Borrower, the 85 Broad Street Loan Documents, the 85 Broad Street Mortgaged Property, or any other security given for the 85 Broad Street Whole Loan; and (viii) fees charged by the Rating Agencies in connection with the 85 Broad Street Whole Loan or any modification of the 85 Broad Street Whole Loan; (ix) enforcing any obligations of or collecting any payments due from the Borrower under any 85 Broad Street Loan Document or with respect to the 85 Broad Street Mortgaged Property or in connection with any refinancing or restructuring of the 85 Broad Street Whole Loan in the nature of a “work-out” or of any insolvency or bankruptcy proceedings and (x) the fees and expenses of any special servicer retained in respect of the 85 Broad Street Whole Loan.

Governing Law

The 85 Broad Street Loan Documents are governed by the laws of the State of New York.

INDEX OF SIGNIFICANT TERMS

2

2015 Budget Act	96

8

85 Broad Loan-Specific Principal Balance Certificates	12
85 Broad Street Assumed Scheduled Payment	71
85 Broad Street Base Interest Fraction	72
85 Broad Street Certificate Owners	77
85 Broad Street Class V1-85 Certificates	1
85 Broad Street Co-Lender Agreement	68
85 Broad Street Control Eligible Certificates	74
85 Broad Street Corresponding Initial Issuance Certificates	1
85 Broad Street Exchangeable Certificates	66
85 Broad Street Exchangeable Group	1
85 Broad Street Initial Issuance Certificates	1
85 Broad Street Initial Maximum Balance	1
85 Broad Street Loan Agreement	29
85 Broad Street Loan Documents	30
85 Broad Street Loan-Specific Certificates	1, 66
85 Broad Street Loan-Specific Principal Balance Certificates	66
85 Broad Street Loan-Specific Regular Interestholder	93
85 Broad Street Loan-Specific Regular Interests	93
85 Broad Street Mortgage Loan	8, 29
85 Broad Street Mortgaged Property	8
85 Broad Street Non-Trust Junior Subordinate Companion Loan	8, 29
85 Broad Street Non-Trust Senior Subordinate Companion Loan	8, 29
85 Broad Street Non-Trust Subordinate Companion Loans	8, 29
85 Broad Street Pari Passu Companion Loan	8, 29
85 Broad Street Principal Distribution Amount	70
85 Broad Street Principal Shortfall	70
85 Broad Street Realized Loss	72

85 Broad Street Scheduled Principal Distribution Amount	70
85 Broad Street Tranche Percentage Interest	1
85 Broad Street Trust Subordinate Companion Loan	8
85 Broad Street Trust Subordinate Companion Loan REMIC	9, 92
85 Broad Street Trust Subordinate Companion Loan REMIC Regular Interests	92
85 Broad Street Unscheduled Principal Distribution Amount	71
85 Broad Street VRR Interest	82
85 Broad Street Whole Loan	8, 29

A

Acceptable Blanket Policy Escrow Waiver Conditions	37
Acceptable Replacement Tenant	38
Act	61
Advisers Act	99
Affiliates	59
Annual Budget	56
Approved Mezzanine Loan Election	35
Approved Annual Budget(s)	56
Approved Mezzanine Lender	36
Approved Mezzanine Loan	35
Approved Mezzanine Loan Documents	35
Approved Operating Expenses	41
Asset Representations Reviewer	8
Assumed Reinvestment Rate	34
Award	54

B

Bankruptcy Action	63
Bankruptcy Proceeding	2
Borrower	30, 1
Borrower Group	31, 64
Borrower Representative	33
Borrower’s Recourse Liabilities	31

C

C(WUMP)O	18
Capital Reserve Monthly Deposit	37
Capital Reserve Subaccount	37
Cash Collateral Reserve Subaccount	37
Cash Management Account	37, 40

Cash Management Bank	40
Cash Management Period	38
Casualty	53
Casualty and Condemnation Subaccount	37
Certificate Administrator	8
Certificate Balance	9
Certificate Owner	20
Certificate Registrar	76
Certificateholder	20, 2
Certificates	1, 66, 1
Certifying Certificateholder	20
Class	1, 66
Class V Certificates	66
Class V2-85 Certificates	1
Class V85 Certificates	1
Class X Certificates	66
Clearing Account	40
Clearing Bank	40
Clearstream	1, 75
Clearstream Participants	78
Closing Date	1
CMBS	24
Code	92
Condemnation	54
Constant Prepayment Rate	86
Corresponding Class V1-85 Certificates	1
Corresponding Class V2-85 Certificates	1
CPR	86
CPY	86
Credit Risk Retention Rules	82

D

DBRS	2
Default Rate	33
Defeasance	44
Defeasance Date	44
Defeasance Deposit	44
Defeasance Lockout Expiration Date	44
Defeased Note	44
Definitive Certificate	76
Depositaries	76
Depositor	8
Determination Date	9, 68
Distribution Date	9, 68
DTC	1, 75
DTC Participants	76

E

Eligible Cash Management Account	40
Environmental Laws	5
ERISA Eligible Certificates	99
ERISA Plan	99
Euroclear	1, 75

Euroclear Operator	78
Euroclear Participants	78
Excess Cash	41
Exchange Act	2
Exchange Date	2

F

FIEL	19
Financial Promotion Order	16
Fitch	36
Florida Act	3
FPO Persons	16
FSMA	15, 103
Full Defeasance	44

G

GAAP	57
GBP	1, 28, 80
Global Certificates	75
Grantor Trust	93
Green Bonds	80
Guarantor	31
Guaranty	31

H

Hazardous Substances	5

I

ICMA	80
Improvements	49
Independent Director	62
Independent Manager	62
Indirect Participants	76
Initial Purchasers	1
Insurance Premiums	52
Intercreditor Agreement	36
Investment Company Act	100
IRS	22, 2
Issuing Entity	8

K

Key Principals	36

L

Late Payment Charge	34
LEED Platinum Certificate	80
Lender	31
Licenses	3
Loan Event of Default	63
Loan Interest Accrual Period	34
Loan Payment Date	33

Lower-Tier Regular Interests	92
Lower-Tier REMIC	9, 92

M

Management Agreement	43
Manager	42
MAS	18
Master Servicer	8
Material Alterations	49
Material Lease	50
Maturity Date	34
Minor Lease	50
MOA	83
Modeling Assumptions	87
Monthly Debt Service Payment Amount	33
Monthly Note Rate	34
Moody’s	36
Mortgage Loan Seller	30
Mortgage Loans	8
Mortgage Pool	8
Mortgaged Properties	8

N

Natixis	30
Net Operating Income	57
NI 33-105	20
Note	29, 31
Note A-A-1	29
Note A-A-2	29
Note A-A-3	29
Note A-B	29
Note B-A	29
Note B-B	29
Notes	29
Notional Amount	9
NRSROs	2

O

Oekom	28, 80
Oekom Second Party Opinion	28
Offered Certificates	66
Offering Circular	2
Offshore Transaction	21
OID Regulations	93
Open Prepayment Date	34, 43
Operating Advisor	8
Operating Expense Subaccount	37
Oppenheimer	38
Oppenheimer Lease	38
Origination Date	30

P

Partial Defeasance	44

Participants	76
Pass-Through Rate	9, 69
PCIS Persons	16
Percentage Interest	68
Permitted Encumbrance	49
Permitted Indebtedness	49
Permitted Prepayment Date	43
Permitted Transfers	47
Person	33
Plan Fiduciary	99
Policies	52
Policy	52
Pooled Certificates	1, 66
Pooled Principal Balance Certificates	66
Pooling and Servicing Agreement	1
PRC	20
Preliminary Prospectus	3
Present Value Factor	34
Primary Tenant	38
Primary Tenant Lease	38
Primary Tenant Premises	38
Primary Tenant Replacement Event	38
Primary Tenant Reserve Subaccount	37, 38
Primary Tenant Sweep Period	39
Primary Tenant Sweep Period Cure	39
Primary Tenant Sweep Trigger	39
Prime Management Agreement	42
Prime Manager	33, 42
Principal Balance Certificates	66
Private Certificates	1
Professional Investors	17
Promotion of Collective Investment Schemes Exemptions Order	16
Prospectus	17
Prospectus Directive	16
PSA	8
Public Certificates	1
Purchase Agreement	102
Purchaser	1

Q

QIB	21
QIBs	1
Qualified Investor	17
Qualified Manager	43
Qualified Replacement Lease	39
Qualified Transferee	47

R

Rated Final Distribution Date	86, 102
Rating Agency	2
Record Date	68
Recourse Guaranty	31
Regular Certificates	66

Regular Interests	92
Regulation S	1
Regulation S Global Certificate	75
Release Date	75
Relevant Member State	16
Relevant Persons	16
REMIC	92, 96
REMIC Regulations	92
Remittance Date	71
Rent Roll	4
REO Property	66
Required Records	58
Restoration	54
Rollover Reserve Monthly Deposit	37
Rollover Reserve Subaccount	37
Rule 144A	1, 21
Rule 144A Global Certificate	75
Rule 144A Information	21
Rules	77

S

S&P	36
SEC	12
Secondary Market Transaction	36
Securities Act	1, 21
Securitization Accounts	66
Security Agreement	44
Seller	1
Seller’s Knowledge	1
SFA	18
SFO	17
Sole Member	60
Special Member	61
Special Purpose Entity	58
Special Servicer	8
Special Transfer	45
Springing Recourse Event	32
Stated Maturity Date	34
Structured Product	17
Sub-Management Agreement	42
Sub-Manager	42

Substitute Guarantor	32
Sub-Sub Management Agreement	42
Sub-Sub Manager	42
Successor Guarantor	46

T

Tax and Insurance Subaccount	36
Temporary Regulation S Global Certificate	75
Terms and Conditions	78
Transaction Parties	99
Transferee Borrower	45
TRIPRA	51
TRS Lease	39
TRS Lease Rent	39
Trust REMICs	9, 92
Trustee	8

U

U.S. Obligations	45
U.S. Person	1, 21
U.S. Tax Person	2
Undefeased Note	44
Underlying Class	84
Underlying Classes	86
Upfront Free Rent Funds	37
Upfront Free Rent Lease	37
Upfront Free Rent Subaccount	37
Upfront Unfunded Lease Obligations Reserve Subaccount	37
Upper-Tier REMIC	9, 92

W

WeWork	39
WeWork Lease	39

Y

Yield Maintenance Premium	34

EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

85 Broad Street Property Owner LLC and 85 Broad Street TRS LLC (collectively and individually, as the context requires, the “Borrower”) represented to the Mortgage Loan Seller that, with respect to itself (or the Property, as applicable) as of the Origination Date:

All capitalized terms used in this Exhibit C have the meanings ascribed to such terms in the 85 Broad Street Loan Agreement.

1.	Organization; Special Purpose. Each Borrower and Borrower Representative has been duly organized and is validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each Borrower and Borrower Representative is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations. Each Borrower is a Special Purpose Entity.

2.	Proceedings; Enforceability. The Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity. The Loan Documents are not subject to, and the Borrower has not asserted, any right of rescission, set–off, counterclaim or defense, including the defense of usury. No exercise of any of the terms of the Loan Documents, or any right thereunder, will render any Loan Document unenforceable.

3.	No Conflicts. The execution, delivery and performance of the Loan Documents by the Borrower and the transactions contemplated hereby will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of the Borrower pursuant to the terms of, any agreement or instrument to which the Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Borrower or any of its properties. The Borrower’s rights under the Licenses and the Management Agreement will not be adversely affected by the execution and delivery of the Loan Documents, the Borrower’s performance thereunder, the recordation of the Security Instrument, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by the Borrower of the Loan Documents has been obtained and is in full force and effect.

4.	Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or threatened against or affecting the Borrower, Borrower Representative, the Manager or the Property, which, if adversely determined, might materially adversely affect the condition (financial or otherwise) or business of the Borrower, the Borrower Representative or the condition or ownership of the Property.

5.	Agreements. The Borrower is not a party to any agreement or instrument or subject to any restriction which might materially adversely affect the Borrower or the Property, or the Borrower’s business, properties, operations or condition, financial or otherwise. The Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the

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obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

6.	Title. The Borrower has good, marketable and indefeasible title in fee to the real property and good title to the balance of the Property, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Property to the Borrower have been paid. The Security Instrument when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority lien on the Borrower’s interest in the Property and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents have been paid. The Permitted Encumbrances do not materially adversely affect the value, operation or use of the Property, or the Borrower’s ability to repay the Loan. No Condemnation or other proceeding has been commenced or, to the Borrower’s best knowledge, is contemplated with respect to all or part of the Property or for the relocation of roadways providing access to the Property. There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. The survey for the Property delivered to Lender does not fail to reflect any material matter affecting the Property or the title thereto. All of the Improvements included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvement on an adjoining property encroaches upon the Property, and no easement or other encumbrance upon the Property encroaches upon any of the Improvements, except those insured against by the title insurance policy insuring the Lien of the Security Instrument. Each parcel comprising the Property is a separate tax lot and is not a portion of any other tax lot that is not a part of the Property. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or any contemplated improvements to the Property that may result in such special or other assessments.

7.	No Bankruptcy Filing. No Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency law or the liquidation of all or a major portion of its property (a “Bankruptcy Proceeding”), and no Borrower has knowledge of any Person contemplating the filing of any such petition against it. In addition, neither the Borrower nor Borrower Representative nor any principal nor Affiliate of either has been a party to, or the subject of a Bankruptcy Proceeding for the past ten years.

8.	Full and Accurate Disclosure. No statement of fact made by the Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact presently known to the Borrower that has not been disclosed to Lender which materially adversely affects, or, as far as the Borrower can foresee, might materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of the Borrower. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Borrower and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Borrower and the Property as of the date of such reports in all material respects, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP consistently applied throughout the periods covered, except as disclosed therein. The Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long–term commitments, unrealized or anticipated losses from any unfavorable commitments or any

C-2

liabilities or obligations not expressly permitted by the Loan Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of the Borrower or the Property from that set forth in said financial statements.

9.	No Plan Assets. The Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of the Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3–101.

10.	Compliance. The Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking and applicable zoning and land use laws, regulations and ordinances). The Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Borrower. The Property is used exclusively for commercial, office and other appurtenant and related uses. Except to the extent disclosed in the PZR Report delivered to Lender, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the best of the Borrower’s knowledge, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

11.	Contracts. Except as scheduled in the Loan Agreement, there are no service, maintenance or repair contracts affecting the Property that are not terminable on one month’s notice or less without cause and without penalty or premium. All service, maintenance or repair contracts affecting the Property have been entered into an arms–length in the ordinary course of the Borrower’s business and provide for the payment of fees in amounts and upon terms comparable to existing market rates.

12.	Federal Reserve Regulations; Investment Company Act. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. The Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

13.	Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service it for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right–of–way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

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14.	Physical Condition. The Property, including all Improvements, parking facilities, systems, Equipment and landscaping, are in good condition, order and repair in all material respects; there exists no structural or other material defect or damages to the Property, whether latent or otherwise. The Borrower has not received notice from any insurance company or bonding company of any defect or inadequacy in the Property, or any part thereof, which would adversely affect its insurability or cause the imposition of extraordinary premiums or charges thereon or any termination of any policy of insurance or bond. No portion of the Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards.

15.	Leases. (A) The Borrower has delivered to the Lender a true, correct and complete rent roll for the Property (the “Rent Roll”), which includes all Leases affecting the Property. Except as set forth on the Rent Roll: (i) each Lease is in full force and effect; (ii) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Tenant thereunder for an adjustment to the rent; (v) no Tenant has made any claim against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to the Borrower’s best knowledge, there is no present material default by the Tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with the Loan Agreement; (viii) the Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of the Borrower and ,to the Borrower’s knowledge, the applicable Tenant thereunder; (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of a Lease; and (xi) each Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement. None of the Leases contains any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the Leases nor the Rents have been assigned or pledged except to Lender (or as previously terminated), and no other Person has any interest in such Leases or Rents except the Tenants thereunder. (B) The TRS Lease is in full force and effect; (ii) the TRS Borrower has accepted possession of and is in occupancy of all of its demised premises, has commenced the payment of rent under the TRS Lease, and there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the TRS Lease have been paid and no portion thereof has been paid for any period more than 30 days in advance; (iv) the rent payable under the TRS Lease is the amount set forth in the TRS Lease, and there is no claim or basis for a claim by the TRS Borrower thereunder for an adjustment to the rent; (v) the TRS Borrower has not made any claim against the Fee Owner Borrower under the TRS Lease which remains outstanding, there are no defaults on the part of the Fee Owner Borrower under the TRS Lease, and no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) there is no present material default by the TRS Borrower or the Fee Owner Borrower under the TRS Lease; (vii) there are no security deposits under the TRS Lease; (viii) the Fee Owner Borrower is the sole owner of the entire lessor’s interest in the TRS Lease; (ix) the TRS Lease is the valid, binding and enforceable obligation of the Fee Owner Borrower and the TRS Borrower; (x) no Person has any possessory interest in, or right to occupy, the Property except under the terms of the TRS (or the occupancy tenant); and (xi) the TRS Lease is subordinate to the Loan Documents, either pursuant to its terms or pursuant to a subordination and attornment agreement. The TRS Lease does not contain any option to purchase or right of first refusal to purchase the Property or any part thereof. Neither the TRS Lease nor the TRS Lease Rents have been assigned or pledged except to Lender and except in connection with prior financings of the Property which have been repaid in full, and no other Person has any interest in the TRS Lease or TRS Rents except TRS Borrower. The TRS Borrower has delivered to Lender a true and correct and complete copy of the TRS Lease. The Fee Owner Borrower and

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the TRS Borrower may, upon ten (10) day prior notice to, but without the approval of Lender, terminate the TRS Lease or amend the existing TRS Lease to demise additional space within the Building or eliminate all or any of the space demised thereby.

16.	Fraudulent Transfer. The Borrower has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and the Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of the Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed the Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. The Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of the Borrower).

17.	Ownership of Borrower. The organizational chart attached as Schedule 3 to the Loan Agreement is complete and accurate and illustrates all Persons who have at least a twenty percent (20%) direct or indirect ownership interest in the Borrower.

18.	Management Agreement. Each of the Prime Management Agreement, the Sub-Management Agreement and the Sub-Sub Management Agreement is in full force and effect. There is no default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto. The management fees and the terms and provisions of all of Management Agreements, are subordinate to the Loan Documents.

19.	Hazardous Substances. Except as set forth in the environmental reports delivered to Lender, (i) the Property is not in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean–up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right–to–Know Act of 1986, the Hazardous Substances Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any Legal Requirements relating to Toxic Mold, any state super–lien and environmental clean–up statutes, any local law requiring related permits and licenses, any common law relating to Toxic Mold or other Hazardous Substances, and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) the Property is not subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic or dangerous substances, wastes, contaminants, and pollutants, including, without limitation, petroleum, petroleum products, crude oil and fractions thereof, Toxic Mold, or any other substances or materials which are included under or regulated by, or for which liability may arise pursuant to, Environmental Laws (collectively, “Hazardous Substances”); (iii) to the best of the Borrower’s knowledge, after due inquiry, no Hazardous Substances are or have been (including the period prior to the Borrower’s acquisition of the Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from the Property other than in compliance with all Environmental Laws; (iv) to the best of the Borrower’s knowledge, after due inquiry, no Hazardous Substances are present in, on or under any nearby real property which could migrate to or otherwise affect the Property; (v) no underground storage tanks exist on the Property and the Property has never been used as a landfill; and (vi) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by or on

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behalf of the Borrower which have not been provided to the Lender. “Hazardous Substances” shall exclude commercially standard quantities of any such substances safely used and stored in compliance with all Environmental Laws for the operation, maintenance or repair of commercial office properties.

20.	Principal Place of Business. The principal place of business of the Borrower is its primary address for notices as set forth in the Loan Agreement, and the Borrower has no other place of business.

21.	Other Debt. There is no indebtedness with respect to the Property or any indebtedness secured over excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.

22.	Embargoed Person. None of the funds or assets of the Borrower, the Borrower Representative or any Guarantor, as applicable, constitute property of, or are beneficially owned directly or, to the Borrower’s best knowledge, indirectly, by any Embargoed Person (as hereinafter defined) and no Embargoed Person has any direct interest, and to the Borrower’s best knowledge, as of the date hereof, based upon reasonable inquiry by the Borrower, indirect interest, of any nature whatsoever in the Borrower, Borrower Representative or the Guarantor, as applicable, with the result that the investment in the Borrower, Borrower Representative or the Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

23.	Anti–Money Laundering. None of the funds of the Borrower, Borrower Representative or any Guarantor, as applicable, that are used to consummate this transaction are derived from or are the proceeds of any unlawful activity, with the result that the investment in the Borrower, Borrower Representative or any Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law or may cause any of the Property to be subject to forfeiture or seizure. The Borrower has ascertained the identity of all persons and entities who have provided funds to capitalize the Borrower and has conducted verification procedures which are sufficient to establish the identity and source of such funds.

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